As filed with the Securities and Exchange Commission on December 1, 2004
                                                          Registration No. 333-
===============================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                   FORM F-10
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ________________________

                           ACE Aviation Holdings Inc.
             (Exact name of Registrant as specified in its charter)

       CANADA                         4512                         N/A
 (Province or other             (Primary Standard            (I.R.S. Employer
   Jurisdiction of           Industrial Classification      Identification No.)
  Incorporation or                 Code Number)
   Organization)

                           7373 COTE-VERTU WEST BLVD.
                             SAINT-LAURENT, QUEBEC
                                 CANADA H4Y 1H4
                                 (514) 422-5000
   (Address and telephone number of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8940
           (Name, address and telephone number of agent for service)
                            ________________________

                                   Copies to:

     Phyllis Korff, Esq.              Christopher W. Morgan, Esq.           Marvin Yontef, Esq.           Jean Marc Huot, Esq.
Skadden, Arps, Slate, Meagher        Skadden, Arps, Slate, Meagher         Stikeman Elliott LLP           Stikeman Elliott LLP
      & Flom LLP                           & Flom LLP                    5300 Commerce Court West     1155 Rene-Levesque Blvd. West
     4 Times Square                       222 Bay Street                      199 Bay Street                    Suite 400
   New York, New York                 Suite 1750, P.O. Box 258               Toronto, Ontario           Montreal, Quebec H3B 3V2
      10036-6522                      Toronto, Ontario M5K 1J5                (416) 869-5500                 (514) 397-3000
    (212) 735-3000                         (416) 777-4700

                         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC:
                               From time to time after this Registration Statement becomes effective.


                           PROVINCE OF QUEBEC, CANADA
               (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
   A. [ ] Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
   B. [X] At some future date (check the appropriate box below):
         1.   [ ]    pursuant to Rule 467(b) on (    ) at (    ) (designate
                     a time not sooner than 7 calendar days after filing).
         2.   [ ]    pursuant to Rule 467(b) on ( ) at ( ) (designate a
                     time 7 calendar days or sooner after filing) because
                     the securities regulatory authority in the review
                     jurisdiction has issued a receipt or notification of
                     clearance on ( ).
         3.   [X]    pursuant to Rule 467(b) as soon as practicable after
                     notification of the Commission by the Registrant or the
                     Canadian securities regulatory authority of the review
                     jurisdiction that a receipt or notification of clearance
                     has been issued with respect hereto.
         4.   [ ]    after the filing of the next amendment to this Form
                     (if preliminary material is being filed). If any of
                     the securities being registered on this Form are to
                     be offered on a delayed or continuous basis pursuant
                     to the home jurisdiction's shelf prospectus offering
                     procedures, check the following box. [ ]
                           ________________________

                      CALCULATION OF REGISTRATION FEE

==================================================================================================
    Title of Each Class of       Amount to be  Proposed Maximum  Proposed Maximum    Amount of
 Securities to be Registered      Registered    Offering Price  Aggregate Offering  Registration
                                                per Share (1)      Price (2)           Fee(2)
--------------------------------------------------------------------------------------------------
Class A Variable Voting Shares   9,783,451         $23.71        $231,965,623.21     $29,390.04
Class B Voting Shares               18,784         $23.65        $    444,241.60          56.29
            Total:                                                                   $29,446.33
==================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant's Class A Variable Voting Shares and Class B Voting Shares on the Toronto Stock Exchange on November 30, 2004 converted into U.S. dollars at the inverse of the noon buying rate in the city of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on November 30, 2004.
(2) Pursuant to Rule 457(p) under the Securities Act of 1933, $18,543.67 of the $80,157.39 filing fee paid by the Registrant for the Registration Statement on Form F-10 filed with the Commission on June 30, 2004 (File No. 333-117048) is offset against the current filing fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

===============================================================================

                                     PART I

                           INFORMATION REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS
                      -----------------------------------

Secondary Offering                                            November 30, 2004
------------------

                       SHORT FORM BASE SHELF PROSPECTUS

                           ACE AVIATION HOLDINGS INC.


                    9,783,451 CLASS A VARIABLE VOTING SHARES
                          18,784 CLASS B VOTING SHARES

This prospectus is filed in accordance with the terms of a registration rights agreement between ACE Aviation Holdings Inc. ("ACE") and Deutsche Bank Securities Inc., dated September 30, 2004 (the "REGISTRATION RIGHTS AGREEMENT"). This prospectus may be used by the shareholders identified herein (collectively the "SELLING SHAREHOLDERS") in connection with resales, from time to time during the two year period that this prospectus, including any amendments thereto, remains valid, of up to 9,783,451 Class A variable voting shares of ACE and up to 18,784 Class B Voting Shares (collectively, the "OFFERED SHARES") of ACE. Purchasers of the Offered Shares who are Canadians will receive Class B voting shares of ACE and those who are not Canadians will receive Class A variable voting shares of ACE. See "Description of Share Capital".

ACE will not receive any of the proceeds from the sale of the Offered Shares. In accordance with the terms of the Registration Rights Agreement, all of the expenses from the offering, except for any fees, discounts and commissions payable to underwriters, selling brokers, dealer managers or similar persons, will be borne by ACE.

The Class A variable voting shares of ACE and the Class B voting shares of ACE are each listed on the Toronto Stock Exchange under the symbols "ACE.RV" and "ACE.B", respectively. On November 15, 2004, the closing prices of the Class A variable voting shares and the Class B voting shares on the Toronto Stock Exchange were Cdn.$27.80 and Cdn.$27.85, respectively.

The Selling Shareholders may sell Offered Shares to or through one or more underwriters or dealers, and may also sell Offered Shares to purchasers directly or through agents or brokers. In addition, the Selling Shareholders may sell all or part of the Offered Shares by private agreement or through the facilities of applicable stock exchanges other than pursuant to this prospectus. The timing and amount of any sale are within the sole discretion of the Selling Shareholders. The prices of the Offered Shares may vary as between purchasers and during the period of the distribution. If required, a prospectus supplement will set forth the names of any other selling shareholders. See "Plan of Distribution".

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN OFFERED SHARES.

THIS OFFERING IS MADE BY A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH DISCLOSURE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN BY REFERENCE HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE OFFERED SHARES MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE ADVERSELY AFFECTED BY THE FACTS THAT ACE IS INCORPORATED UNDER THE LAWS OF CANADA, MOST OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA, AND A SUBSTANTIAL PORTION OF ITS ASSETS IS LOCATED OUTSIDE THE UNITED STATES.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFERED SHARES, OR PASSED

UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ACE IS FILING THIS PROSPECTUS PURSUANT TO THE REGISTRATION RIGHTS AGREEMENT TO REGISTER THE RESALE, FROM TIME TO TIME, OF THE OFFERED SHARES BY SELLING SHAREHOLDERS UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. UNDER APPLICABLE CANADIAN SECURITIES LAWS, THE SELLING SHAREHOLDERS MAY, SUBJECT TO CERTAIN EXCEPTIONS, SELL THE OFFERED SHARES IN CANADA WITHOUT THE REQUIREMENT TO FILE A PROSPECTUS AND, ACCORDINGLY, THIS PROSPECTUS DOES NOT QUALIFY THE RESALE OF THE OFFERED SHARES BY THE SELLING SHAREHOLDERS UNDER APPLICABLE CANADIAN SECURITIES LAWS.

NO UNDERWRITER HAS BEEN INVOLVED IN THE PREPARATION OF, OR HAS PERFORMED A REVIEW OF, THE CONTENT OF THIS PROSPECTUS.


                                                TABLE OF CONTENTS


DOCUMENTS INCORPORATED BY REFERENCE.................1         DESCRIPTION OF BUSINESS............................12
IMPORTANT INFORMATION...............................2              Overview......................................12
FORWARD-LOOKING STATEMENTS..........................2              Business Strategy.............................14
NON-GAAP MEASURES...................................3              Business of the Corporation...................15
FINANCIAL STATEMENT PRESENTATION AND                               Competitive Environment.......................21
EXCHANGE RATE INFORMATION ..........................3              Fleet Initiatives.............................22
GLOSSARY OF TERMS...................................3              Management....................................24
RECENT DEVELOPMENTS.................................7              Board of Directors of ACE.....................26
     Corporate Reorganization.......................7              Employees.....................................27
     Capital Reorganization.........................7         SELLING SHAREHOLDERS...............................28
     Rights Offering................................7         CONSOLIDATED CAPITALIZATION........................33
     Investment Agreement...........................8         DESCRIPTION OF SHARE CAPITAL.......................34
     GECC Lease Restructuring and Financing.........9         USE OF PROCEEDS....................................38
     Stock Option Plan.............................10         PLAN OF DISTRIBUTION...............................38
     Pension Plan Arrangements.....................10         DOCUMENTS FILED AS PART OF THE REGISTRATION
     Arrangement with Unions.......................10         STATEMENT .........................................40
     Real Estate Facilities and Contracts                     LEGAL MATTERS......................................40
     Renegotiation and/or Repudiation..............11         AUDITORS, TRANSFER AGENT AND REGISTRAR.............40
     Negotiations with Aircraft Lessors............11         RISK FACTORS.......................................41
     New Fleet.....................................12         WHERE YOU CAN FIND INFORMATION.....................47


                      DOCUMENTS INCORPORATED BY REFERENCE


         The following documents of Air Canada and ACE, filed by Air Canada and ACE with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this prospectus:

      (i)      the Annual Information Form of Air Canada dated May 19, 2004;

      (ii) the Consolidated Audited Statements of Operations and Retained Earnings (deficit) and Cash Flow of Air Canada for the years ended December 31, 2003, 2002 and 2001 and the Consolidated Audited Statement of Financial Position of Air Canada as at December 31, 2003 and 2002;

      (iii) the Management's Discussion and Analysis of Air Canada for the year ended December 31, 2003;

      (iv) the Amended Consolidated Unaudited Statements of Operations and Retained Earnings (deficit) and Cash Flow of Air Canada and ACE for the three and nine month periods ended September 30, 2004 and September 30, 2003 and the Consolidated Unaudited Statement of Financial Position of ACE as at September 30, 2004;

      (v) the Management's Discussion and Analysis of Air Canada and ACE for the three month period ended September 30, 2004;

      (vi) the Material Change Report of Air Canada dated January 14, 2004 relating to the drawing of $300 million from its DIP credit facility; and

      (vii) the Material Change Report of ACE and Air Canada dated October 8, 2004 relating to the completion of the Plan (as defined herein).

         In addition, the Report of Foreign Private Issuer on Form 6-K that was furnished to the SEC on June 28, 2004, and which includes the Report to the Board of Directors on the Schedule of Differences Between Generally Accepted Accounting Principles in Canada and the United States, is incorporated by reference into this prospectus. If and to the extent provided in such document, any document filed by ACE with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to the 1934 Act after the date of this prospectus shall also be deemed to be incorporated by reference into this prospectus.

         Any documents of the type referred to above (excluding confidential material change reports), interim or annual financial statements, including comparative interim financial statements and comparative financial statements of ACE, together with the accompanying report of ACE's auditors, any exhibits to interim and annual consolidated financial statements and any information circulars (excluding those portions which, under applicable laws, are not required to be incorporated by reference) or annual filings of ACE filed by ACE with the various securities commissions or similar authorities in Canada after the date of this prospectus, shall be deemed to be incorporated by reference into this prospectus.

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from Shareholders Relations, Air Canada Centre, P.O. Box 14000, Station Airport Dorval, Quebec, H4Y 1H4 telephone: 1
(800) 282-7424 or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, or the SEC's website at www.sec.gov in the case of documents filed with or furnished to the SEC. For the purpose of the Province of Quebec, this prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from Shareholders Relations at the above-mentioned address and telephone number.

         ANY STATEMENT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR THE PURPOSES OF THIS PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT CONSTITUTE A PART OF THIS PROSPECTUS, EXCEPT AS SO MODIFIED OR SUPERSEDED.

         Upon a new annual information form and the related annual audited consolidated financial statements together with the auditors' report thereon and management's discussion and analysis contained therein being filed by ACE with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim financial statements, quarterly management's discussion and analysis and material change reports filed prior to the commencement of ACE's financial year in which the new annual information form was filed, shall no longer be deemed to be incorporated by reference in this prospectus.

                             IMPORTANT INFORMATION

         This prospectus contains important information that should be read before any decision is made with respect to the matters referred to herein. Capitalized terms, except as otherwise defined herein, are defined in the section entitled "Glossary of Terms".

         No person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation should not be relied upon. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this prospectus, in any jurisdiction, or to or from any person to or from whom it is unlawful to make such offer, or solicitation of an offer in such jurisdiction.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of the United States Private Securities litigation Reform Act of 1995 and applicable Canadian securities laws. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Corporation's future prospects, business strategies and potential future developments. These forward-looking statements are identified by the use of terms and phrases such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will", "would", and similar terms and phrases, including references to assumptions.

         These forward-looking statements are subject to risks and uncertainties that may cause the Corporation's actual future operations and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the "Risk Factors" section of this prospectus and in the documents incorporated by reference herein. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Corporation's actual results may vary materially from those expected, estimated or projected.

                               NON-GAAP MEASURES

         The terms "Available Seats Miles", "Revenue Passenger Miles", "Yield" and "Fully Diluted Equity of ACE" are used in this prospectus and are defined in the section entitled "Glossary of Terms". None of these terms are Canadian GAAP terms and they may not be identical to similarly titled measures reported by other companies. Furthermore, they should not be considered in isolation or as alternative measurements of operating performance or liquidity to net loss, operating loss, cash flows from operating activities or any other measures of performance under Canadian GAAP. The Corporation's method of calculating such measures may differ from that of other companies and, accordingly, such measures may not be comparable to measures used by other companies. The Corporation believes that Available Seats Miles, Revenue Passenger Miles and Yield are viewed as relevant supplemental measures of performance in the airline industry. See "Glossary of Terms".

                      FINANCIAL STATEMENT PRESENTATION AND
                           EXCHANGE RATE INFORMATION

         The Corporation publishes its consolidated financial statements in Canadian dollars and in accordance with Canadian GAAP. Annual consolidated financial statements include a reconciliation of such financial statements to U.S. GAAP in accordance with the rules and regulations of the SEC. In this prospectus, except where otherwise expressly indicated, all dollar amounts are expressed in Canadian dollars. References to "$" or "Cdn.$" are to Canadian dollars and references to "U.S.$" or "U.S. dollars" are to United States dollars.

         The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the inverse of the noon spot rate published by the Bank of Canada:

                                NINE MONTHS
                            ENDED SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                    2004          2003        2002        2001
High.........................      0.7942        0.7789      0.6618     0.6695
Low..........................      0.7141        0.6338      0.6199     0.6242
Average......................      0.7530        0.7135      0.6368     0.6458
Period End...................      0.7926        0.7713      0.6331     0.6279

         On November 15, 2004, the noon spot rate published by the Bank of Canada was Cdn.$1.2031 per U.S. dollar and the inverse of the noon spot rate was U.S. $0.8312 per Canadian dollar.


                               GLOSSARY OF TERMS

         Unless otherwise defined or the context otherwise requires, capitalized terms used in this prospectus shall have the following meanings and words importing the singular number only, include the plural and vice versa and words importing any gender include all genders.

"1933 ACT" means the United States Securities Act of 1933, as amended.

"1934 ACT" means the United States Securities Exchange Act of 1934, as amended.

"AC CAPITAL" means Air Canada Capital Ltd., a corporation amalgamated and existing under the Alberta Business Corporations Act.

"AC CARGO LP" means AC Cargo Limited Partnership, a limited partnership governed by the laws of Quebec.

"ACE" means ACE Aviation Holdings Inc., a corporation incorporated and existing under the CBCA.

"ACE ARTICLES OF ARRANGEMENT" means the articles of arrangement of ACE, dated September 30, 2004.

"ACGHS LP" means ACGHS Limited Partnership, a limited partnership governed by the laws of Quebec.

"AC ONLINE" means the office functions relating to an Internet technology platform of the Corporation carried on by AC Online LP.

"AC ONLINE LP" means AC Online Limited Partnership, a limited partnership governed by the laws of Quebec.

"ACTS LP" means ACTS Limited Partnership, a limited partnership governed by the laws of Quebec.

"AEROPLAN" means Aeroplan Limited Partnership, a limited partnership formed and existing under the laws of Quebec.

"AVAILABLE SEAT MILES" or "ASMS" means a measure of passenger capacity calculated by multiplying the total number of seats available for passengers by the miles flown.

"CANADIAN" means a "Canadian" for the purposes of the CTA.

"CANADIAN GAAP" means generally accepted accounting principles in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants.

"CARGO" means the business and operations of the Corporation's air cargo services business carried on by AC Cargo LP and Air Canada, provided in Canada, the United States and around the world, including cargo related products, services and ground operations.

"CBCA" means the Canada Business Corporations Act, as amended.

"CCAA" means the Companies Creditors Agreement Act (Canada), as amended.

"CLOSING" means September 30, 2004.

"CODE-SHARE" or "CODE-SHARING" refers to a commercial agreement between airlines where an air carrier sells air transportation under its own airline designator code and the actual transportation is provided by the other air carrier.

"CORPORATION" means, as the context may require, ACE and its subsidiaries collectively, ACE and one or more of its subsidiaries, one or more of ACE's subsidiaries, or ACE itself.

"COURT" means the Ontario Superior Court of Justice (Commercial List).

"CTA" means the Canada Transportation Act, as amended.

"DESTINA.CA" means Destina.ca Inc., a corporation incorporated and existing under the CBCA.

"DEUTSCHE BANK" means Deutsche Bank Securities Inc., and/or its successors and permitted assigns.

"EQUITY INVESTOR" means Promontoria Holding III B.V., an affiliate of Cerberus Capital Management, L.P.

"FULLY DILUTED EQUITY OF ACE" means all of the outstanding shares in the capital of ACE calculated on a fully diluted basis, as at Closing, assuming all shares issuable upon the exercise of options granted under the Stock Option Plan are issued and the conversion of all of the Preferred Shares.

"GECC" means General Electric Capital Corporation and/or affiliates thereof, including, without limitation, GE Capital Aviation Services, Inc., as applicable.

"GECC AGREEMENTS" means, collectively, the four GECC Agreements, each dated as of July 1, 2003, between GECC, certain of its affiliates and certain GECC-managed entities and Air Canada and certain of its affiliates, as amended from time to time.

"GROUNDHANDLING" means the business and operations of the Corporation carried on by ACGHS LP and Air Canada, that provide passenger and aircraft related groundhandling services, including, without limitation, check-in, gate management, baggage and cargo handling and ramp services.

"GTAA" means the Greater Toronto Airport Authority.

"ICAO" means the International Civil Aviation Organization.

"INVESTMENT AGREEMENT" means the investment agreement between Air Canada and Cerberus ACE Investment, LLC, dated June 23, 2004.

"JAZZ" means Jazz Air Limited Partnership or as the context requires, Jazz Air Inc., the company which was liquidated as part of the Plan.

"OFFERED SHARES" means, collectively, the 9,783,451 Variable Voting Shares and the 18,784 Voting Shares that may be offered by the Selling Shareholders pursuant to this prospectus.

"PEARSON" means Toronto's Lester B. Pearson International Airport.

"PLAN" means the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries pursuant to the CCAA, the CBCA and the Business Corporations Act (Alberta) which was implemented on September 30, 2004.

"PREFERRED SHARES" means the preferred shares in the capital of ACE having the rights, privileges, restrictions and conditions set out in the ACE Articles of Arrangement.

"REGISTRATION STATEMENT" means the registration statement filed by ACE with the SEC and registering the distribution of the Offered Shares.

"REVENUE PASSENGER MILES" or "RPMS" means the total number of revenue passengers carried, including frequent flyer redemptions, multiplied by the miles they are flown.

"SARS" means Severe Acute Respiratory Syndrome.

"SEC" means the United States Securities and Exchange Commission.

"SELLING SHAREHOLDERS" means, collectively, the shareholders listed in the table in the section entitled "Selling Shareholders", as such table may be amended by one or more prospectus supplements after the date hereof.

"STANDBY PURCHASE AGREEMENT" means the standby purchase agreement between Air Canada and Deutsche Bank, dated as of October 29, 2003, as amended and restated by the amended and restated standby purchase agreement, dated as of April 29, 2004.

"TECHNICAL SERVICES" means the business and operations of the Corporation's technical service business carried on by ACTS LP and Air Canada, which consists of a heavy maintenance business and operations, training and parts manufacturing and a line maintenance business and operations.

"TOURAM" means Touram Inc., a corporation incorporated and existing under the CBCA.

"TRANSBORDER" or "TRANSBORDER FLIGHTS" refers to traffic between Canada and the United States.

"TRANSFER AGENT" means CIBC Mellon Trust Company.

"TSX" means the Toronto Stock Exchange, a division of TSX Inc., through which the senior listing operations of TSX Group Inc. are conducted.

"U.S. GAAP" means generally accepted accounting principles in the United States of America.

"VARIABLE VOTING SHARES" means the Class A variable voting shares in the capital of ACE, having the rights, privileges, restrictions and conditions set out in the ACE Articles of Arrangement.

"VOTING SHARES" means the Class B voting shares in the capital of ACE, having the rights, privileges, restrictions and conditions set out in the ACE Articles of Arrangement.

"YIELD" means the average revenue per Revenue Passenger Mile.

"ZIP" means ZIP Air Inc., a corporation incorporated and existing under the CBCA.

                              RECENT DEVELOPMENTS


         On September 30, 2004, Air Canada and certain of its subsidiaries implemented the consolidated plan of reorganization, compromise and arrangement. The purpose of the Plan, together with Air Canada's new business strategy, was to restructure the capitalization, operations and cost structure of Air Canada. The Plan and the new business strategy were designed to:

         (i) reduce Air Canada's operating costs to a competitive level through the renegotiation of collective bargaining agreements, aircraft leases, real property leases and various other commercial agreements;

         (ii) implement a fleet renewal program resulting in the appropriate number, size and mix of aircraft for Air Canada's route network;

         (iii) complete a restructuring of Air Canada's debt and lease obligations;

         (iv) redefine Air Canada's core product offerings to compete effectively in the current and future airline industry environment; and

         (v) reorganize Air Canada's corporate structure to enable certain key businesses to better compete for third party business and generate value for their stakeholders.

CORPORATE REORGANIZATION

         On September 30, 2004, as part of the implementation of the Plan, Air Canada reorganized its corporate structure. Pursuant to the corporate reorganization, ACTS LP, AC Cargo LP, AC Online LP and ACGHS LP were established as stand-alone limited partnerships under ACE in addition to Aeroplan, Touram, Jazz and Destina.ca which were already established as stand-alone entities. As a result of the reorganization, Air Canada became a wholly-owned subsidiary of ACE. The objective of the reorganization is to develop each business segment to its fullest individual potential including, where appropriate, through pursuing third party sources of business.

CAPITAL REORGANIZATION

         The implementation of the Plan has reduced Air Canada's debt (net of cash and cash equivalents) and lease obligations (on a present value basis) from approximately $12 billion to $4 billion. Also, as part of the implementation of the Plan, all the preferred shares of Air Canada were cancelled and all of the holders of common shares and Class A non-voting shares of Air Canada exchanged their shares for Voting Shares and Variable Voting Shares. Pursuant to such exchange, the former holders of common shares and Class A non-voting shares of Air Canada received 0.01% of the fully diluted equity of ACE.

RIGHTS OFFERING

         As part of the Plan, ACE offered rights to Air Canada's creditors with proven claims to subscribe for up to $850 million of equity of ACE. Pursuant to its Standby Purchase Agreement with Air Canada, Deutsche Bank agreed to act as the exclusive standby purchaser in respect of the rights offering. As standby purchaser, Deutsche Bank had the right to syndicate out its rights to purchase shares of ACE. Deutsche Bank, in such capacity, together with the other Selling Shareholders subscribed for all the shares not otherwise subscribed for by the creditors, at a subscription price per share of $21.50, which represents the subscription price paid by the creditors of $20.00, plus a premium of $1.50. On September 30, 2004, ACE completed the issuance of shares under such rights offering for total gross proceeds of $865 million, including the amount of the premium paid by Deutsche Bank and the other Selling Shareholders pursuant to the Standby Purchase Agreement.

         In accordance with the terms of the Standby Purchase Agreement, ACE entered into a registration rights agreement with Deutsche Bank dated as of September 30, 2004 (the "REGISTRATION RIGHTS AGREEMENT"). Under the Registration Rights Agreement, ACE agreed to use its reasonable best efforts to file with the SEC a registration statement covering the resale, from time to time, of Registrable Securities (as defined below) by the Holders (as defined below), and to use its reasonable best efforts to maintain the effectiveness of such registration statement for a period of two years from the date of effectiveness. "Registrable Securities" means any shares of ACE purchased by Deutsche Bank or the other Selling Shareholders identified in the table under "Selling Shareholders" pursuant to the Plan, including shares purchased pursuant to the Standby Purchase Agreement, as well as any securities issued upon conversion of, in exchange for, or in substitution thereof. Such shares will cease to be Registrable Securities if: (i) they are sold pursuant to this prospectus; (ii) they are sold pursuant to an exemption from registration under the 1933 Act and, following such sale, are freely tradeable in the United States and Canada; or (iii) such shares cease to be outstanding. "Holder" means Deutsche Bank and each other Selling Shareholder identified in the table under "Selling Shareholders" for so long as such person is the registered owner of any Registrable Securities, and such person's heirs, successor's and permitted assigns so long as such heirs, successors and permitted assigns are the registered owner of Registrable Securities with a fair market value of at least $100,000 as of the date of this prospectus. This prospectus is prepared and filed in accordance with the terms of the Registration Rights Agreement. ACE may suspend the use of this prospectus in specified circumstances relating to pending corporate developments, upon the delivery of comments or the issuance of any stop or cease trade order by the SEC, or upon the occurrence of similar events. Following any such suspension, ACE shall extend the time of effectiveness of the registration statement by the number of days that the suspension was in effect.

INVESTMENT AGREEMENT

         On September 30, 2004, the Equity Investor invested $250 million in ACE in consideration for 12,500,000 Preferred Shares initially convertible into 9.16% of the fully diluted equity of ACE. The Equity Investor holds all of the issued and outstanding Preferred Shares. For a summary of the terms of the Preferred Shares see Description of the Share Capital of ACE - Preferred Shares.

         Pursuant to the Investment Agreement, three of the 11 new members of the board of directors of ACE nominated pursuant to the Plan were designated by the Equity Investor. The Equity Investor has the right to designate three of the 11 members of the board of directors of ACE for a minimum of two years after September 30, 2004. After the second anniversary of the Closing, for as long as the Equity Investor and its affiliates hold at least 75% of the Preferred Shares (or shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Equity Investor will continue to have the right to designate three individuals to the board of directors of ACE, which individuals may not be independent. Of these three nominees, not more than two shall be non-residents of Canada. After the second anniversary of the Closing, for as long as the Equity Investor and its affiliates hold at least 50% but less than 75% of the Preferred Shares (or shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Equity Investor will have the right to designate two individuals to the board of directors of ACE. For as long as the Equity Investor and its affiliates hold at least 25% but less than 50% of the Preferred Shares (or shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Equity Investor will have the right to designate one member of the board of directors of ACE. For as long as the Equity Investor and its affiliates hold at least 2.5% of the economic equity interests of ACE, the Equity Investor will have the right, at reasonable times and upon reasonable notice, to have access to the management of ACE and to all reasonable financial and operating information of ACE, including business plans, budgets and quarterly results, in order to consult with management and express its views on the business and affairs of ACE and its subsidiaries.

         The Preferred Shares (including the shares into which they are convertible) may not be sold, assigned or in any way transferred by the Equity Investor (other than to its affiliates) including pursuant to hedging transactions, swaps or other arrangements transferring any of the economic consequences of the ownership of the Preferred Shares acquired by the Investor for a period of 24 months after the Closing; provided that, if at any time during such 24-month period the Equity Investor is required to convert the Preferred Shares, then the restrictions on transfer with respect to 50% of the Preferred Shares (and any shares into which they are converted or convertible) will be of no force and effect and the restrictions on transfer with respect to the remaining 50% of the Preferred Shares (and any shares into which they are converted or convertible) will be limited only to sales of beneficial ownership of the Preferred Shares (and any shares into which they are convertible) to third parties. Notwithstanding the foregoing, the transfer restrictions will cease to be in effect as to all Preferred Shares (and any shares into which they are convertible) in the event of a tender offer for any of the shares of ACE, any change in control transaction, any liquidation, dissolution, bankruptcy or other similar proceedings of ACE.

GECC LEASE RESTRUCTURING AND FINANCING

         The four agreements between GECC entities and Air Canada, dated July 1, 2003, provided for: (i) the restructuring of existing arrangements for 106 GECC-owned and GECC-managed aircraft, (ii) exit financing for use upon emergence from the proceedings under the CCAA, and (iii) financing to be used for future acquisitions of new regional jet aircraft. All terms of the GECC Agreements (to the extent not effective upon Court approval in January 2004) became effective on Closing.

         Amending or termination agreements for the restructuring of the obligations of Air Canada and its subsidiaries with respect to operating, parked and undelivered aircraft were executed concurrently or subsequent to the GECC Agreements. These agreements include lease rate reductions on 47 aircraft, termination of obligations with respect to 20 parked aircraft, the cancellation of four future aircraft lease commitments and the restructuring of the overall obligations with respect to six aircraft.

         On Closing, ACE and its subsidiaries entered into an amended and restated credit agreement (the "EXIT CREDIT AGREEMENT") to provide for the specific terms governing the exit financing. The Exit Credit Agreement provides for a U.S.$425 million non-revolving multicurrency term loan facility ("LOAN A" or the "EXIT FACILITY"), an approximately U.S.$160 million non-revolving multiple draw credit facility ("LOAN B") and an approximately U.S.$96 million term loan facility ("LOAN C") which was available to fund the purchase of two Boeing 747-400 Combi aircraft from GECC if necessary. Loan A was advanced in one draw upon emergence from the proceedings under the CCAA. Concurrently with that advance, ACE terminated the availability of Loan B and Loan C, and accordingly no advances under either Loan B or Loan C were or will be made. Loan A matures on March 31, 2011 and no principal payments are required until June 30, 2007. The Exit Facility may be prepaid at ACE's option at any time after 180 days from Closing, upon the payment of a fee. The Exit Facility is secured by a first priority security interest on all of the existing and after acquired property of the Corporation, other than leased assets, assets financed by other parties, and certain other excluded property of the Corporation (the "SECURITY PACKAGE"). The Exit Credit Agreement contains a number of liquidity, earnings and collateral financial covenants as well as restrictive covenants which apply to ACE and each of its subsidiaries.

         Pursuant to the terms of the RJ Financing (as defined below) termsheet, GECC agreed to provide Air Canada with an amount of up to U.S.$950 million, of which Air Canada has advised GE that it will need a maximum of U.S.$500 million to fund the purchase of new regional jet aircraft (the "RJ FINANCING"). The RJ Financing may be used in connection with up to 25 leases provided that the aircraft models and types are acceptable to GECC, with the remainder to be provided in the form of debt financing.

         On Closing, Air Canada purchased from GECC two Boeing 747-400 Combi aircraft (which it was leasing at the time) for an aggregate amount of Cdn.$353 million. The purchase price was paid for with Cdn.$290 million in cash and the issuance of a limited recourse loan in the amount of U.S.$50 million. The convertible note of ACE convertible into Variable Voting Shares and the warrants to acquire Variable Voting Shares of ACE which were to be issued to finance a portion of the purchase price were not issued. Air Canada paid an additional amount of $45 million to GECC as damages suffered by GECC entities under certain leases as a consequence of the CCAA proceedings.

         An inter-facility collateralization agreement was executed by the Corporation and the GECC entities concurrent with emergence from the CCAA Proceedings. Pursuant to this agreement, all obligations of the Corporation under any agreement with, or for the benefit of GECC (including, but not limited to the Exit Facility and the RJ Financing) have the benefit of being cross-collateralized to the Security Package for so long as the Exit Facility is outstanding.

STOCK OPTION PLAN

         The stock option plan of ACE was established on September 30, 2004 as an ongoing stock option program. A maximum of 5% of the Fully Diluted Equity of ACE is issuable pursuant to the plan, of which, a maximum of 3% could be granted upon emergence by Air Canada from the proceedings under the CCAA.

         The board of directors of ACE or a committee selected by, and made up of members of, the board of directors of ACE will designate, from time to time, eligible directors, officers, senior managers and other employees of the Corporation to whom options will be granted and will determine the number of underlying shares to which such options relate. Participation in the plan is limited to directors and employees of the Corporation holding positions that, in view of the board or the committee, as the case may be, have a significant impact on the Corporation's long-term results.

         The number of shares to which the options relate will be determined by taking into account, in the discretion of the board or the committee, as the case may be, various factors such as the market price of the underlying shares and each director's and eligible employee's potential contribution to the Corporation's success in any given year. The stock option plan provides that the stock options, which will be exercisable over a pre-determined period, will have an exercise price of not less than 100% of the market price of the underlying shares at the time of grant and that the stock options will vest upon a change of control of ACE.

         On October 3, 2004, the board of directors of ACE granted options to purchase an aggregate of 3,027,509 Voting Shares, representing approximately 3% of the Fully Diluted Equity of ACE.

PENSION PLAN ARRANGEMENTS

         Air Canada sponsors 10 defined benefit registered pension plans for its employees and retirees in Canada. The solvency position of those pension plans deteriorated significantly in 2002 as a result of various macro-economic developments.

         On February 18, 2004, Air Canada and representatives of its pension plan beneficiaries agreed on a proposal for funding requirements for the pension plan solvency deficits, commencing on January 1, 2004. On May 14, 2004, Air Canada and the Office of the Superintendent of Financial Institutions of Canada ("OSFI") entered into a protocol pursuant to which OSFI agreed to recommend to the Government of Canada amendments to the federal pension regulations allowing Air Canada to amortize the solvency deficits substantially along the lines set forth in the February 18, 2004 proposal. On May 21, 2004, the Minister of Finance of Canada announced that he intended to act on OSFI's recommendations and such amendments to the federal pension regulations came into force on September 30, 2004. The protocol further provided that there would not be any "deemed trust" over Air Canada's assets which may have been created by virtue of the directions issued by OSFI to Air Canada on March 21, 2003, provided that Air Canada issue a series of subordinated secured promissory notes in the aggregate amount of $346.6 million in favour of the pension plan trustees. On September 30, 2004, the notes were issued in favour of the pension plan trustees. The notes are secured by a second priority charge over assets of the Corporation and will be reduced by the capital portion of the solvency payments made by Air Canada to the pension plans in accordance with the agreed upon schedule.

ARRANGEMENT WITH UNIONS

         Following the filing for protection under the CCAA, Air Canada concluded in 2003 new long-term collective agreements with the International Association of Machinists and Aerospace Workers, the Air Canada Pilots Association, the Canadian Union of Public Employees, the Canadian Air Line Dispatchers Association, the National Automobile, Aerospace, Transportation and General Workers Union of Canada and the International Brotherhood of Teamsters, which expire in 2009 and with the Transport and General Workers Union ("TGWU") and Amicus, both in the United Kingdom, which expire in 2006. All these labour agreements were ratified by the members of their respective bargaining units. These collective agreements provide that, in 2006 (2004 for TGWU and Amicus), the parties may negotiate the wage provisions for the balance of the collective agreement and, failing agreement of the parties as to adjustment upwards or downwards as circumstances may warrant, the matter shall be resolved by mediation or binding arbitration without resort to strike or lock-out. On October 1, 2004, TGWU and Amicus requested a negotiation of the wage provision. All unconditional employment security provisions in the collective agreements have been eliminated. All scheduled bonus payments and wage increases have been cancelled and all overtime is now paid at one and a half times the applicable pay rate.


         These collective agreements provide for a large number of modifications to the work rules which are expected to result in productivity increases and increased flexibility for all union groups. Restrictions regarding the use of part-time employees have also been relaxed, allowing for cross-utilization of employees and extension of the working day. Furthermore, all Canadian union groups have accepted a one week reduction in vacation time, depending on years of service, and a reduction to bring down to nine days the number of statutory holidays.

         As of the date hereof, seven of the Corporation's unions have agreements entitling them to participate in a profit sharing programme under which (i) 7.5% of adjusted pre-tax profits up to 7% of revenues, and (ii) 25% of adjusted pre-tax profits above 7% of revenues, will be distributed to eligible employees.

         The Standby Purchase Agreement contained a condition requiring the Corporation to enter into agreements to achieve labour cost savings of $200 million per year and to enter into "clean slate" provisions dealing with outstanding grievances (agreeing to resolve, waive or compromise outstanding grievances by September 30, 2004). The Corporation reached agreements with its domestic labour unions providing for a combination of productivity improvements and wage reductions and received executed "clean slate" certificates from such unions. The members of the Corporation's unions ratified the agreements reached in May 2004. The revised collective agreements provide for wage reductions to be achieved by a combination of temporary and permanent wage rate reductions and changes to seniority progression rates. Other wage rate savings are achieved through the increased use of part-time labour permitted under the new agreements and replacements of higher seniority employees with new or lower seniority employees pursuant to the voluntary separation programmes negotiated.

REAL ESTATE FACILITIES AND CONTRACTS RENEGOTIATION AND/OR REPUDIATION

         During the restructuring period, the Corporation reviewed all of its real estate facilities with a view to eliminating unused or under-utilized facilities and to consolidate its operations to further reduce operating costs. As a result of this review, a total of 46 real property leases were repudiated or assigned since April 1, 2003. In addition, the Corporation evaluated all of its contracts for goods and services to identify opportunities to consolidate its supply base, to better leverage its buying power, and to take advantage of the opportunity represented by the restructuring process to repudiate contracts that were unfavourable. Significant savings have been achieved by the Corporation from this renegotiation and/or the repudiation of various contractual commitments.

NEGOTIATIONS WITH AIRCRAFT LESSORS

         During the restructuring period, Air Canada conducted extensive negotiations with its aircraft lessors and financiers to restructure its aircraft ownership and leasing costs. Through these efforts, the Corporation has achieved: (i) reduced ownership and leasing costs more consistent with current market conditions, (ii) modified lease expiry dates based on planned new aircraft acquisitions and scheduled heavy maintenance requirements, and
(iii) satisfactory aircraft return conditions consistent with modified lease expiry dates. Pursuant to these negotiations, as of September 30, 2004, the Corporation had eliminated 53 leased aircraft from its fleet and significantly reduced its future aircraft ownership and leasing costs. During September 2004, a further eight leased aircraft were parked for return to their respective lessors. Additional fleet reductions continue to be anticipated as the Corporation has early lease termination rights with respect to certain aircraft prior to December 31, 2005. In addition, Air Canada has entered into the GECC Agreement with GECC which covers approximately one-third of its fleet.

NEW FLEET

         The Corporation's new product strategy is based on maintaining overall frequencies on domestic and transborder routes while reducing the average number of seats per departure. As part of the new strategy, on September 24, 2004, a definitive purchase agreement with Bombardier was signed covering firm orders of 15 Bombardier CRJ 700 Series 705 aircraft and 30 Bombardier CRJ 200 aircraft of which 15 are firm and 15 may be cancelled without penalty. The purchase agreement also contains options for an additional 45 aircraft. Deliveries of the CRJ 200 aircraft commenced on October 21, 2004. Deliveries of the CRJ 700 Series 705 aircraft are scheduled to commence in May 2005.

         On September 29, 2004, the Corporation announced that a definitive purchase agreement with Embraer was signed covering firm orders for 45 Embraer 190 aircraft. The purchase agreement also contains rights to exercise options for up to 45 additional Embraer 190 aircraft. Deliveries are scheduled to commence in November 2005. On November 12, 2004, the Corporation announced it had reached an agreement with Embraer to purchase 15 Embraer 175 aircraft. The order also contemplates the potential to exercise options for an additional 15 Embrer aircraft. Deliveries are scheduled to begin in July 2005.

         On March 12, 2004, Air Canada and Airbus reached an agreement which provided for the purchase by Air Canada of two Airbus A340-500 aircraft and their financing, with scheduled deliveries of the aircraft for June and July of 2004. Air Canada concluded conditional sale agreements, with respect to these Airbus A340-500 aircraft, which were delivered to Air Canada on June 28, 2004 and July 26, 2004, respectively. With respect to aircraft that were ordered before the restructuring process, the agreement provides for the cancellation of two Airbus A321 aircraft and the deferred delivery of three Airbus A340-600 aircraft to 2010 with unilateral cancellation rights in favour of Air Canada.

                            DESCRIPTION OF BUSINESS

OVERVIEW

         On September 30, 2004, as part of the implementation of the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries, Air Canada reorganized its corporate structure. Pursuant to such corporate reorganization, ACTS LP, AC Cargo LP, AC Online LP and ACGHS LP were established as stand-alone limited partnerships under ACE in addition to Aeroplan, Touram, Jazz and Destina.ca which were already stand-alone entities. As a result, ACE operates as a holding company for Air Canada and ACE's other subsidiaries.

         The corporation's subsidiary Air Canada is Canada's largest domestic and international full service airline and the largest provider of scheduled passenger services in the domestic market, the Canada-U.S. market as well as in the Canada-Europe, Canada-Pacific, Canada-Caribbean and Canada-Latin America markets. It also provides air cargo services on its passenger flights, and has a block space arrangement with AC Cargo LP in the domestic and transborder markets.

         In addition, the Corporation owns Aeroplan, Canada's premier loyalty program with approximately six million members, and Destina.ca, an on-line travel site and a major partner of Aeroplan. The Corporation also provides aircraft maintenance, passenger, cargo and groundhandling services to airline customers worldwide.

         ACE was formed under the CBCA on June 29, 2004. ACE has its head office at the Air Canada Headquarters Building, Air Canada Centre, 7373 Cote Vertu Blvd. West, Saint-Laurent, Quebec, H4Y 1H4.

         The corporate and partnership structure of the Corporation, as of the date hereof, is as follows:

                              ------------------
        ---------------------|       ACE        |--------------------------
       |          |          |     (Canada)     |     100% |               |
       |          |           ------------------           |               |
       |          |                   |                    |               |
       |          |             100%  |                    |               |
       |          |                   |                    |               |
       |          |           -------------------          |               |
       |          |          |4218850 Canada Inc.|         |               |
       |    99.9% |          |    (Canada)       |         |               |
       |  Limited |           -------------------          |               |
       |  Partner |                   |                    |               |
100%   |          |                   | 0.1%               |               |
       |          |                   | General Partner    |               |
      \|/          \                  |                   \|/              |
 ----------          ------>  ------------------     -----------           |
|Air Canada|                 /     Holdco       \   |  General  |          |
|(Canada)  |-------------->  | Partnerships(1)  |   |Partners(2)|          |
 ----------   100%           \    (Quebec)      /    -----------           |
         |   Limited Partner   -----------------        | 0.00001%         |
         |   Preferred Units          |                 | General          |
         |                            |                 | Partner         \ /
         | 99.99999% Limited Partner  |                 |       ----------------
         |--------------------------------------      --|      | Wholly-Owned  |
         |                            |         |    |  |      |Subsidiaries(4)|
   100%  |                            |         |    |  |       ----------------
  ---------------                     |        \ /  \ / |
 | Wholly-Owned  |                    |   ------------- |
 |Subsidiaries(3)|         99.99999%  |  / AC Cargo LP \|
  ---------------          Limited    |  |   (Quebec)   |
                           Partner    |  \             /|
                                      |    ------------ |
                                      |                 |
                                      |                 |
                                     \ /               \ /
     ------------------------------------------------------------------
    |                |              |               |                 |
    |                |              |               |                 |
 ----------      ----------     ----------      ----------      --------------
/ Aeroplan \    / ACGHS LP \   / ACTS LP  \    /   Jazz   \    / AC Online LPP \
| (Quebec) |    | (Quebec) |   | (Quebec) |    | (Quebec) |    |    (Quebec)   |
\          /    \          /   \          /    \          /    \              /
  ---------       ---------      ---------       ---------       -------------


(1) The Holdco Partnerships, which are limited partnerships created pursuant to the laws of Quebec, hold the limited partnership units in Aeroplan, ACGHS LP, ACTS LP, AC Online LP and Jazz.
(2) The general partner of Aeroplan is a wholly-owned subsidiary of ACE incorporated under the laws of the Province of Nova Scotia and AC Cargo LP, ACGHS LP, ACTS LP, AC Online LP and Jazz are wholly-owned subsidiaries of ACE, incorporated under the laws of Canada.
(3)      Including AC Capital which is incorporated under the laws of Alberta.
(4) ACE holds all of the issued and outstanding common shares in each of Destina.ca and Touram. Air Canada also holds preferred shares in each of Destina.ca and Touram.

BUSINESS STRATEGY

         The Canadian airline industry is characterized by a limited number of high density markets which account for the majority of passenger traffic and revenue. Domestic low-cost carriers, in particular WestJet, have achieved a material presence in all major domestic markets and they continue to expand rapidly. By the end of 2004, total low-cost carrier capacity in Canada is projected to exceed the domestic capacity flown by Canadian Airlines International Ltd. prior to its acquisition by Air Canada. This trend has caused the Corporation to redefine its business strategy to compete more effectively in its markets. The Corporation's objective is to provide a superior product offering at a competitive cost. To that end, the Corporation has formulated a strategic realignment designed to stabilize its domestic market position at a level that provides a solid foundation for its growing international markets.

         In order to compete in the new low-cost environment, the Corporation has redefined its business strategy and has designed and embarked on a new business plan which is based on four major components: (i) a competitive cost structure, (ii) the redesign of Air Canada's network; (iii) a new revenue model, and (iv) a new corporate structure.

         The foundation of the new business plan is a competitive cost structure. In addition to the cost reductions related to the repudiation and renegotiation of various contractual obligations and the renegotiation of collective agreements. The focus on cost reductions is also reflected through all components of the new business strategy and includes (i) increased utilization of new smaller regional jet aircraft with lower trip costs, (ii) the elimination of older, less efficient aircraft, (iii) the increased utilization of the Internet as a distribution channel, and (iv) a redesigned on-board product offering.

         The second component of the new business plan focuses on the redesign of the Air Canada network. This multi-faceted plan includes increased flying to new international destinations, and improved aircraft utilization. In addition, the Corporation plans to maintain frequency on key domestic and transborder markets, while reducing its capacity in these markets through the increased use of smaller regional jet aircraft. These smaller aircraft with lower trip costs are expected to enable Air Canada to compete more effectively with low-cost carriers. In addition, the network redesign will allow Air Canada to better leverage revenues from its growing international markets, which flow into its North American network. Total international capacity was increased by approximately over 18% in the third quarter of 2004 and, for the remainder of 2004, Air Canada expects more capacity to be allocated to flying to international destinations. For instance, in the fourth quarter of 2003 and during 2004 to date, new routes to Western Europe, Latin America and Asia were added to Air Canada's network.

         The new revenue model is based on simplified low fares that are easy to book on-line at www.aircanada.com. The focus is on value, choice and flexibility for the customer and cost efficiency for the Corporation. In May 2003, the new revenue strategy was introduced in Air Canada and Jazz's domestic markets, and has helped offset the decrease in Air Canada's and Jazz's passenger base, while reducing costs in a number of strategic areas. Approximately 60% of domestic bookings are now made on-line. In February 2004, the new revenue model was expanded to most destinations in the continental United States served by Air Canada and Jazz in cooperation with its Star Alliance partner, United Airlines.

         To support this network redesign and help reduce costs, the Corporation initiated a fleet restructuring. Air Canada started by removing older less-efficient aircraft, which were not economically viable in the new market environment. By mid 2005, the Corporation expects to have eliminated all Boeing 747-400 Combi, Boeing 737-200 and BAE 146 aircraft. In addition, more Dash-8 aircraft in Jazz are expected to be removed.

         To better match capacity with demand in its markets, the Corporation has started adding new regional jet aircraft. These aircraft are considered optimal for the markets served by Jazz and Air Canada and the new business strategy. On September 24, 2004, a definitive purchase agreement with Bombardier was signed covering firm orders of 15 Bombardier CRJ 700 Series 705 aircraft and 30 Bombardier CRJ 200 aircraft of which 15 are firm and 15 may be cancelled without penalty. The purchase agreement also contains options for an additional 45 aircraft. Deliveries of the CRJ 200 aircraft to Jazz commenced on October 21, 2004. Deliveries of the CRJ 700 Series 705 aircraft to Jazz are scheduled to commence in May 2005. On September 29, 2004, the Corporation announced that a definitive purchase agreement was concluded with Embraer covering firm orders for 45 Embraer 190 aircraft. The purchase agreement contains rights to exercise options for up to 45 additional Embraer 190. Deliveries to Air Canada are scheduled in November 2005. On November 12, 2004, the Corporation announced it had reached an agreement with Embraer to purchase 15 Embraer 175 aircraft. The order also contemplates the potential to exercise options for an additional 15 Embraer aircraft. Deliveries are scheduled to begin in July 2005.

         Lastly, the new business plan contemplated a new corporate structure pursuant to which the various business segments formerly within the Air Canada group were established as stand-alone entities pursuant to the implementation of the Plan. The objective is to develop each business segment to its fullest individual potential including, where appropriate, through pursuing third party sources of business. In addition to Aeroplan, Touram, Jazz and Destina.ca, which were already established as stand-alone entities, ACTS LP, AC Cargo LP, AC Online LP and ACGHS LP were established as stand-alone limited partnerships under ACE. However, Cargo business outside Canada and the United States, Groundhandling business outside Canada as well as the line maintenance operations of Technical Services remained with Air Canada. The international Cargo business will be transferred to AC Cargo LP on a country-by-country basis upon receipt of required government approvals.

BUSINESS OF THE CORPORATION

Passenger Operation and Route Networks

         The Corporation's subsidiary Air Canada is Canada's largest domestic and international full service airline and the largest provider of scheduled passenger services in the domestic market, the Canada-U.S. market as well as in the Canada-Europe, Canada-Pacific, Canada-Caribbean and Canada-Latin America markets. Air Canada operates a significant domestic, transborder and international network. Passenger transportation is the principal business of the Corporation and, in the third quarter of 2004, represented 85% of its total operating revenues. In the third quarter of 2004, total system capacity (as measured in ASMs) was increased by 6% over the third quarter of 2003. As of May 2004, Air Canada and Jazz operated, on average, approximately 1,182 scheduled flights each day and carried over 26 million passengers for the last twelve months. At May 31, 2004, Air Canada and Jazz provided direct passenger air transportation to 135 destinations and, through commercial agreements with other affiliated regional airlines, an additional 18 destinations were served, for a total of 153 direct destinations on five continents. Air Canada's primary hub is located in Toronto, with other hubs in Montreal and Vancouver. Toronto's Pearson is Air Canada's largest hub and, in 2003, Air Canada accounted for approximately two-thirds of daily traffic at Pearson. Air Canada is the principal tenant in Pearson's Terminal 1 New and Terminal 2. In April 2004, Air Canada moved its domestic operations and international check-in to Terminal 1 New, the first phase of the new passenger handling facilities at Pearson. Air Canada operates a hub at Montreal's Pierre-Elliott Trudeau International Airport and, in 2003, its passengers accounted for approximately 52% of Montreal's passenger traffic. Montreal is a hub for domestic, transborder and international (primarily trans-Atlantic) traffic. In 2004, Air Canada is continuing to strengthen its Montreal hub by adding new non-stop links or frequencies on high volume markets. Air Canada also operates a hub at Vancouver International Airport and, in 2003, its passengers accounted for 50% of Vancouver's passenger traffic. Vancouver is a hub for domestic, transborder and international (primarily Trans-Pacific) traffic.

Domestic

         At May 31, 2004, the Corporation's subsidiaries, Air Canada and Jazz provided an extensive network and product offering across Canada with scheduled passenger service directly to 57 Canadian destinations. Domestic passenger revenues accounted for 38% of total passenger revenues in the third quarter of 2004. The most important Canadian routes, in terms of operating revenues, are the transcontinental routes linking Halifax, Toronto, Montreal and Ottawa with major Western Canadian cities, including Winnipeg, Calgary, Edmonton and Vancouver. Air Canada and Jazz operate several short-haul commuter routes, including Rapidair routes. Frequent service linking major centres within Western Canada is also offered with numerous flights between Calgary and Vancouver and between Calgary and Edmonton. In addition to transcontinental and commuter routes, Air Canada and Jazz provide service between and within Central Canada, the Prairies and the Atlantic Provinces. In the third quarter of 2004, domestic capacity was decreased by 8% versus the third quarter in 2003.

         In November 2001, Air Canada launched Tango, a low-fare "no frills" separately branded product. With significantly lower unit costs than Air Canada's full-service product, Tango operated lower cost flying, point-to-point, mainly on long-haul routes. Given the success of the Tango brand, the Tango operation was integrated within Air Canada and Jazz operations. Today, Tango is simply the lowest fare available on-line at Air Canada's website (www.aircanada.com) and is offered on all domestic routes and most transborder routes (excluding Hawaii).

         On September 22, 2002, ZIP was launched as a low-fare, high value airline to compete in the new market segment of low-cost airlines. ZIP was based in Calgary, with its own air operator's certificate, licenses, fleet, management team, and flight attendants. In view of the labour costs achieved in agreements with labour groups which were in line with ZIP's rates, ZIP was integrated into the mainline operations of Air Canada in September 2004. ZIP's aircraft were retired and are being returned to their lessors pursuant to the terms of agreements negotiated with the lessors pursuant to the restructuring.

         Jazz was launched in April 2002 as a new brand for Air Canada's regional operations. Jazz forms an integral part of Air Canada's domestic and transborder market strategy and provides service throughout Canada and to certain destinations in the United States. A significant portion of Air Canada's passengers either originate from or are destined for small cities and communities. Air Canada linked its mainline and regional networks in order to serve connecting passengers more efficiently and to provide valuable traffic feed to Air Canada's mainline routes. Air Canada's mainline and Jazz's regional operations coordinate marketing, flight schedules, ticketing and groundhandling in order to ensure convenient passenger connections. A capacity purchase agreement between Air Canada and Jazz came into effect on September 30, 2004. Air Canada is now responsible for all commercial aspects of the flying performed by Jazz, such as schedule planning, marketing and advertising. Jazz's role is to focus on its operation and customer service. Revenue from sales relating to Jazz operated flights is retained by Air Canada and Jazz is paid by Air Canada to provide the air services for Air Canada's network.

         Small independent domestic airline operators replace Jazz operations in markets considered too small for Air Canada to serve directly. At May 31, 2004, these airlines operated flights under Air Canada's designator code and provided service to an additional 12 domestic destinations. The Corporation does not own any equity interests in these carriers.

Transborder (Canada - United States)

         With the most non-stop destinations and flights to the United States, the Corporation's subsidiaries Air Canada and Jazz carry more passengers between Canada and the United States than any other airline. At May 31, 2004, Air Canada and Jazz directly served 66 routes to 41 transborder destinations with over 1,194 weekly flights. Air Canada's network reach is also increased by its extensive connections to and Code-sharing flights with its Star Alliance partner, United Airlines. In the third quarter of 2004, transborder passenger revenues represented 17% of the Corporation's total passenger revenues.

         During 2004, Air Canada and Jazz continue to adjust and optimize their capacity to the United States, while maintaining a competitive schedule on key markets. In the third quarter of 2004, capacity to the United States was increased by 1% compared to the third quarter of 2003. The competitive environment remains difficult, as incremental non-stop services continue to be offered by financially struggling major US carriers. Jetsgo operates services to Florida, Las Vegas, Los Angeles and New York. Canjet operates services to Florida (winter) and just commenced services to Chicago and New York. WestJet has recently introduced transborder services to Florida, California, New York and Arizona.

International

         The Corporation's subsidiary, Air Canada, has a significant international network which is enhanced by strategic and commercial alliances with other Star Alliance members. At May 31, 2004, Air Canada provided scheduled service directly to 37 destinations in Europe, the Middle East, Latin America, the Caribbean and Asia. In the third quarter of 2004, international passenger revenues from the Atlantic and Pacific regions represented approximately 26% and 14% of total passenger revenues, respectively. In the third quarter of 2004, total international passenger revenues represented approximately 45% of total passenger revenues. In the third quarter of 2004, total international capacity was increased by approximately 18% versus the third quarter of 2003 and for the remainder of 2004, Air Canada expects more capacity to be allocated to flying to international destinations.

         During 2004, Air Canada continues to offer seasonal services to Amsterdam, Zurich, Dublin, Shannon and Glasgow in addition to its core operations to the United Kingdom, Germany and France. In April 2004, Air Canada commenced service to Manchester in cooperation with British Midland and in June 2004, commenced summer only double daily services from Montreal to London, Frankfurt and Paris.

         In the Asia-Pacific market Air Canada flies to Japan, China, Hong Kong, Korea and Australia. Capacity on those routes was reduced significantly during the second quarter of 2003 due to the SARS outbreak. During the period from January to June 2003, Air Canada flew 31% fewer ASMs (66% fewer in June 2003 alone). As the SARS situation improved, demand picked up again and, by the third quarter of 2003, Air Canada's Asia-Pacific services were back to pre-SARS levels. In the fourth quarter of 2003, other new services were added, with the introduction of the only non-stop service from North America to India, between Toronto and Delhi and a non-stop service from Hong Kong to Toronto. In August 2004, Air Canada became the first carrier to begin operating non-stop service between Toronto and Hong Kong utilizing Airbus A340-500 aircraft. In addition to targeting business travelers, these services capitalize on the high volume "Visit Friends and Relatives" segment in these markets. In the third quarter of 2004, capacity to the Pacific was increased by 90% over the third quarter of 2003.

        Air Canada also achieved growth in the Latin American and Caribbean markets. The introduction of scheduled service to Havana, Santiago, San Jose, Bogota, Caracas and Lima, the reintroduction of service to Buenos Aires and the growth of existing Caribbean leisure destinations, provided opportunities for the reallocation of underperforming aircraft while capitalizing on the strength of Air Canada's network.

Products and Services

         The Corporation has an ongoing program to offer superior value products, services and on-board amenities to its customers, particularly its high value business travelers. The Corporation offers a mix of product alternatives to its passengers: Executive First service on trans-Atlantic, Latin America and trans-Pacific flights; Executive Class service on all domestic and most transborder flights (except for regional jet aircraft and flights operated by Jazz) and Hospitality Service.

         The Corporation's products and services also include:

        (i)       the largest Canadian domestic route network;

         (ii) high frequency Rapidair and Jazz service in Eastern Canada linking Toronto, Montreal and Ottawa and high-frequency services in Western Canada linking Vancouver, Calgary and Edmonton;

         (iii) a significant international network enhanced by Air Canada's Star Alliance membership;

         (iv) Maple Leaf Lounges, which provide members and premium passengers with state-of-the-art computer, entertainment, office and high speed internet equipment at most major Canadian airports, as well as in Los Angeles, London and Paris;

         (v)      an arrival lounge in London Heathrow;

         (vi) personalized concierge service for Executive First and premium passengers at major Canadian, U.S. and international airports;

         (vii) electronic ticketing on all North American routes (and on many international routes);

         (viii) self-service airport check-in kiosks at major airports across Canada and selected U.S. locations;

         (ix) onboard restaurant service on selected domestic and transborder routes;

         (x) in-flight entertainment on most flights longer than 45 minutes offering bilingual daily news and full-length feature movies on all flights over three and a half hours;

         (xi)     on-line booking capability; and

         (xii) on-line web check-in for Air Canada and Jazz flights within Canada.

         In the first quarter of 2004, approximately 77% of the Corporation's passenger ticket sales were made by travel agents. The Corporation has strategic relationships with numerous travel agencies throughout the world. The Corporation is also expanding integrated systems for electronic commerce to enhance its product offerings. Electronic ticketing is available throughout Canada, in the United States and at many international service points for travel on Air Canada, Jazz and selected Star Alliance members. At March 31, 2004, in excess of 77% of the Corporation's tickets sold worldwide were electronic tickets. Air Canada was the first full-service international airline to issue 100% electronic tickets for its domestic network in January 2003.

         Air Canada and United Airlines also have an inter-airline (interline) electronic ticketing service, making it possible for customers to use a single electronic ticket for travel on both airlines. This service was the first electronic ticketing initiative that bridged two different airline computer reservations systems. Furthermore, since 2001, this interline capability has been extended to the travel agency community. Plans are underway to have an interline ticketing service among all Star Alliance members by mid-2005.

         On June 10, 2004, Air Canada and Sabre Travel Network, a Sabre Holdings company, announced the signing of a new agreement which includes reduced booking fee rates fixed for four years. The agreement was implemented in July 2004. Approximately 60% of the air travel bookings by travel agents in Canada through global distribution systems are made using the Sabre system.

         A similar agreement was reached in October 2004 with Galileo International, a Cendant Corporation company. The four-year agreement provides Galileo-connected travel agencies worldwide with greater access to Air Canada's fares and Air Canada with the benefit of reduced booking fee rates.

         Air Canada's website, www.aircanada.ca, allows individual passengers to purchase tickets, access up-to-date schedule and corporate information and receive information on Air Canada's products and services as well as receive flight status notification through their wireless-enabled phones or trace cargo shipments. The Corporation also operates the following websites: www.destina.ca; www.aeroplan.com and www.flyjazz.ca.

         Self-service airport check-in kiosks are located across Canada and at New York's LaGuardia Airport and London Heathrow. An average of 40,000 customers per week use this fast alternative for check-in to obtain boarding passes, confirm or select their seats, select the frequent flyer program for mileage accrual, stand by for earlier flights or request an upgrade. Approximately 150 kiosks are available to be used by customers traveling on Air Canada or Jazz flights. In addition, the Corporation offers web check-in for Air Canada and Jazz flights within Canada.

Cargo Operations

         The Corporation's subsidiaries, AC Cargo LP and Air Canada, provide air cargo services on domestic, transborder and international flights. Air
Cargo LP is a major domestic air cargo carrier and blocks the entire Cargo capacity on aircraft operated by Air Canada and Jazz on domestic and transborder routes. Air Canada continues to offer Cargo services on its international passenger flights and uses all freighter aircraft with flight crew provided by third parties for Canada-Europe services. Cargo services offered by the Corporation include guaranteed choice of flight airport-to-airport services for high priority shipments (AC Expedair and AC Priority), and air freight services (AC Air Freight), to Air Canada destinations worldwide and Jazz destinations in North-America. At May 31, 2004, the Corporation provided direct air cargo service to approximately 225 Canadian and international destinations and had sales representation in over 50 countries. In the third quarter of 2004, Cargo operations generated $142 million in operating revenues and accounted for approximately 6% of the Corporation's total operating revenues.

         In January 2002, Air Canada opened a new modern cargo terminal at Pearson. This new state-of-the-art cargo terminal was designed to meet the needs of customers and has made cargo handling more efficient. The cargo terminal is equipped with the new Inventory Control System, which interfaces with all aspects of the cargo operation, making this facility one of the most technically advanced in the world. Air Canada and AC Cargo LP, together, is the largest supplier of air cargo services to Canada Post Corporation and in April 2002, Air Canada and Canada Post Corporation renewed their long standing cargo services contract. This contract for carriage of mail was extended until 2007 for domestic service and until 2005 for transborder and international service.

         In June 2002, Air Canada launched a new freight management system AC Lynx, a Web-based process. AC Lynx offers the visibility and tools needed to track cargo online from initial booking to delivery. Air Canada, jointly with United Airlines and Northwest Airlines, are the founding carriers of the new Cargo Portal Service in cooperation with Unisys. The new portal was launched on January 27, 2003. Endorsed by large freight forwarders and the Air Forwarders Association, this portal provides access to a suite of services from multiple airlines, enabling the forwarders to book shipments. The portal also enables its users to check schedules, capacity availability and shipment status, all from one site.

Aeroplan

         Through its subsidiary Aeroplan, the Corporation owns Canada's premier loyalty program with approximately six million members. Aeroplan members can earn Aeroplan miles through an extensive network of over 100 partnerships with airline, hotel, car rental, financial, telecommunication, retail, services and entertainment partners. Aeroplan members can redeem their miles for reward travel to over 700 destinations in 128 countries served by Air Canada, Jazz, Star Alliance member airlines and other Aeroplan partner airlines. Aeroplan members can also redeem their miles for a wide variety of over 120 exclusive and unique rewards as well as car rentals, hotel stays, ski, lifestyle and Air Canada Vacations packages.

         The Aeroplan customer loyalty program offers miles accumulation as an incentive to the Corporation's and other partners' customers. Flyers on Air Canada, Jazz and their affiliate airlines, or any one of the Star Alliance member airlines are able to accumulate points toward travel rewards worldwide on Air Canada, Jazz and their affiliate airlines, and Star Alliance members. Aeroplan also manages the tier membership programs for the Corporation's most frequent flyers. The Prestige, Elite and Super-Elite tiers are designed to provide a multi-level benefits program to the Corporation's customers in return for their continued and frequent use of Air Canada and Jazz. Aeroplan also offers complementary programs like the Aeroplan Business Incentive Program, which is used by small to medium businesses to generate customer and employee loyalty.

         In January 2002, Aeroplan was reorganized as a limited partnership. As one of its main strategies, Aeroplan accelerates the development of its technology base to leverage its core capabilities in database management, market segmentation, research, hosting and customer relationship management and continues to develop features to complement these capabilities. In May 2002, Aeroplan launched www.aeroplan.com enabling members to book online air travel rewards on Air Canada and Jazz. During 2002, Aeroplan introduced several new ways to use Aeroplan miles. Aeroplan was voted the world's Best Frequent Flyer Program for the second consecutive year at the 2003 OAG Airline of the Year Awards in London, England.

         On April 22, 2004, Aeroplan announced the implementation of a series of major service improvements aiming at facilitating the booking process for reward travel. These improvements include (i) the addition of 2 million supplementary seats on Air Canada's, Jazz's and their affiliate airlines' flights for reward travel each year, (ii) the elimination of blackout periods, and (iii) access by members to up to 15% of Air Canada's (and its affiliate airlines') and Jazz's capacity on every route every month.

         At May 31, 2004, Aeroplan had 198 managerial employees across its offices in Montreal, Toronto and Vancouver and a total of 1,286 call centre agents at its call centres in Montreal and Vancouver.

Destina.ca

         Destina.ca, launched in April 2002, is the Corporation's on-line travel site and a major partner of Aeroplan. Destina.ca offers customers one-stop reservation and destination information services with access to airlines, hotels and car rental agencies around the world.

         In 2004 and beyond, Destina.ca will contribute to a major restructuring of Air Canada's on-line distribution channels and is expected to play a key role in the on-line operations and continued growth of Air Canada's commercial websites with a focus on the following initiatives:

         o manage Air Canada's commercial websites that comprise Air Canada on-line (www.aircanada.ca and www.aircanada.com, Agency Direct Bookings and www.destina.ca, the on-line travel agency site);

         o reduce Air Canada's distribution costs with the development and implementation of a common IT platform and booking engine to increase capacity and enhance functionality. The new web framework will facilitate a major expansion of on-line booking facilities and thus reduce distribution costs; and

         o    generate greater revenues from new business (hotels, cars, etc.).

Technical Services

         The Corporation's subsidiaries, ACTS LP and Air Canada, provide Technical Services and compete on a global basis as an aircraft maintenance, repair and overhaul service provider. Technical Services comprised of the line maintenance business and operations are conducted by Air Canada. ACTS LP is responsible for providing maintenance, engineering and repair for the Corporation's aircraft fleet and for providing maintenance services to airline customers worldwide (other than in relation to line maintenance, which is provided by Air Canada). In the third quarter of 2004, the Technical Services business from third parties generated $49 million in operating revenues through the sale of maintenance and engineering services, aircraft materials and other services. As of March 31, 2004, Air Canada's Technical Services had over 70 customers including Airborne Express, Air Norterra, Independence Air (formerly known as Atlantic Coast Airlines), Canadian Department of National Defence, Jet Blue Airways, Lufthansa, Pratt & Whitney, Brendan Airways LLC (doing business as USA 3000) and Skyservice Airlines. The major maintenance facilities for Technical Services are located in Toronto, Montreal, Vancouver, Calgary and Winnipeg.

Other Revenues

         Other revenues include, among others, revenues from Touram and from Groundhandling services, relating to passengers and Cargo, to numerous airlines.

         The Corporation's wholly-owned subsidiary, Touram, conducts business under the trade names Air Canada Vacations and Netair. Air Canada Vacations is a major Canadian tour operator, offering leisure vacation packages which include air transportation supplied by Air Canada, hotel accommodations, car rentals and cruises. Netair sells surplus seat inventory exclusively to travel agents covering air travel only. As of April 30, 2004, Touram arranged travel for over 261,633 passengers for the last twelve months. Currently, Air Canada Vacations offers vacation packages to destinations in Florida, Hawaii, California, Nevada, the Caribbean, Mexico and Costa Rica.

         The Corporation's subsidiaries, ACGHS LP and Air Canada, also provide Groundhandling services to numerous airlines, including major foreign airlines at Canadian and international airports. These services include check-in, baggage handling, cargo handling and processing, as well as aircraft ramp handling.

Star Alliance and Other Alliances

         Air Canada operates an extended global network in conjunction with its international partners. Air Canada was a founding member of the Star Alliance network in 1997, the world's largest airline alliance group.

         The Star Alliance network has grown, since its inception, to include the following 15 airlines: Air Canada, United Airlines, Lufthansa, SAS, Thai Airways, VARIG, Air New Zealand, All Nippon Airways, Austrian Airlines, Singapore Airlines, British Midland, Asiana Airlines, Spanair, LOT Polish Airlines and US Airways. In November 2004, Finish airline Blue 1 became the first regional member of Star Alliance. South African Airways and TAP Air Portugal are expected to join in 2005, while Adria Airways and Croatia Airlines have been approved for regional membership with joining dates yet to be confirmed.

         Through its strategic and commercial arrangements with Star Alliance members and several other airlines, Air Canada offers service to over 700 destinations in 132 countries across the globe, with reciprocal participation in frequent flyer programs and use of airport lounges. The Star Alliance facilitates Code-sharing and passenger connections and transfers by providing a higher level of service between network connection points (which may include one stop check-in). The airlines have implemented initiatives such as common utilization of facilities and are focusing on capturing potential synergies in areas such as joint purchasing. Air Canada now Code-shares with all of the members, except US Airways and Blue 1.

         In addition to the Star Alliance network, Air Canada has joint passenger marketing, Code-sharing or commercial relationships with the following international airlines: Mexicana, Royal Jordanian, EVA Airways, and Air Jamaica. It also has a cargo block space arrangement with Korean Air.

         As a member of International Air Transport Association, Air Canada has multilateral interline traffic agreements with many international air carriers, enabling it to offer for sale air transportation services between Canada and most countries worldwide.

COMPETITIVE ENVIRONMENT

         In the domestic market, Air Canada and Jazz compete with several scheduled and charter airlines, most of which are low-cost airlines. In May 2004, the Corporation had 51% of the industry's domestic capacity versus 56% in May 2003. WestJet, Air Canada's largest scheduled domestic competitor, expanded its domestic capacity from 20% in May 2003 to 23% in May 2004. Competition in the transborder market is currently primarily from the major U.S. airlines. Air Canada operates transborder routes from across Canada to and from destinations across the United States, on a direct non-stop basis, while the U.S. airlines tend to operate flights to their hubs for connecting flights. Major U.S. carriers introduced numerous transborder non-stop services throughout 2003, and it is expected that they will be continuing to do so during 2004, as the domestic U.S. marketplace continues to be sluggish.

         Competition in the trans-Atlantic and trans-Pacific markets is primarily from major foreign airlines, with competition from charter carriers on higher-density routes, particularly during peak travel seasons. Major U.S. airlines also provide indirect competition by flying Canadians through their hubs to international markets. The strengthening of major airline alliances, such as Star Alliance, oneworld and Sky Team has consolidated operations in the trans-Atlantic and trans-Pacific markets. In the trans-Pacific market, the emergence of polar routes has provided opportunities for new non-stop services from Eastern North American cities to Asian cities, which may reduce the importance of Western North American hubs to Asia.

FLEET INITIATIVES

         As part of its new product strategy consisting of maintaining frequencies on domestic and transborder routes with a reduced average seating capacity per departure, the Corporation is in the process of restructuring its fleet to support its new business model, including the elimination of older, less efficient aircraft (approximately 55 aircraft (53 leased and two owned) had been eliminated by September 30, 2004) and the introduction of regional jet aircraft.

         The Corporation's mainline fleet, excluding Jazz aircraft, at September 30, 2004, and the planned fleet for 2004 to 2007 are as described below:

                           TOTAL     NUMBER OF     PLANNED
                        NUMBER OF    OPERATING    OPERATING   PLANNED     PLANNED     PLANNED
                         AIRCRAFT    AIRCRRAFT      FLEET      FLEET       FLEET       FLEET
                        SEP 30/04    SEP 30/04    DEC 31/04  DEC 31/05   DEC 31/06   DEC 31/07
                        ---------    ---------    ---------  ---------   ---------   ----------

WIDEBODY AIRCRAFT
 Airbus A340-300            9            9            9          9           9           9
 Airbus A340-500            2            2            2          2           2           2
 Airbus A330-300            8            8            8          8           8           8
 Boeing 747-400 Combi       3            2            0          0           0           0
 Boeing 747-200             3            0            0          0           0           0
 Boeing 767-300 ER         30           30           30         30          29          29
 Boeing 767-200            20           12           12         10           9           7
NARROWBODY AIRCRAFT
 Airbus A321               13           13           13         13          13          13
 Airbus A320               52           52           50         47          45          40
 Airbus A319               48           48           48         47          46          46
 Boeing 737-200            10            0            0          0           0           0
 DC-9                      16            0            0          0           0           0
 CRJ-100                   25           25           25         22           0           0
 ERJ-190(1)                 0            0            0          2          20          44
 ERJ-175                    0            0            0         15          15          15
                        ---------    ---------    ---------  ---------   ---------   ----------
TOTAL AIRCRAFT(2)         239          201          197        205         196         213

___________________________
(1) One additional ERJ-190 aircraft has been ordered for delivery after December 31, 2007.
(2) As previously disclosed, as part of Air Canada's long-term fleet plan, a further 15 70-100 seat regional jet aircraft of a type to be determined have yet to be ordered.

         Jazz's fleet, at September 30, 2004 and the planned fleet for 2004 to 2007 are as described below:

                 TOTAL    NUMBER OF   PLANNED    PLANNED    PLANNED
               NUMBER OF  OPERATING  OPERATING  OPERATING   OPERATING   PLANNED
                AIRCRAFT  AIRCRAFT     FLEET      FLEET      FLEET     AIRCRAFT
               SEP 30/04  SEP 30/04  DEC 31/04  DEC 31/05   DEC 31/06  DEC 31/07
               ---------  --------- ----------  ----------  ---------  ---------
CRJ-100/200        10        10         22          28         50         50
CRJ-705             0         0          0          15         15         15
BAE 146            10         8          3           0          0          0
Fokker F28         27         0          0           0          0          0
DHC-8-300          26        26         26          26         26         26
DHC-8-100          46        46         45          42         40         34
               ---------  --------- ----------  ----------  ---------  ---------
TOTAL AIRCRAFT    119        90         96         111        131        125


Widebody Aircraft

         At September 30, 2004, Air Canada's operating widebody fleet was comprised of 63 aircraft, configured in two classes of service: Executive First or Executive Class, and Hospitality Service. The Airbus A340-300 is a four-engine 282-seat aircraft that serves Air Canada's trans-Pacific and trans-Atlantic routes. The Airbus A340-500 aircraft is a longer range aircraft than the A340-300 with 267 seats, that serves Air Canada's trans-Pacific routes on a non-stop basis. The Airbus A330 aircraft is a twin-engine variant of the Airbus A340 that Air Canada operates mainly on trans-Atlantic routes. The Boeing 747-400 Combi aircraft, which is planned to be phased out in the short term, is a four-engine high capacity, long-range aircraft used primarily on trans-Atlantic and trans-Pacific routes. The Boeing 767-300 ER is a long-range 212-seat aircraft used mainly on international routes. The Boeing 767-200 is a 198-seat aircraft used on domestic and international routes.

Narrowbody Aircraft

         At September 30, 2004, Air Canada operated 138 narrowbody aircraft, including 113 Airbus narrowbody aircraft. These aircraft are configured in two classes of service: Executive Class and Hospitality Service (except for 25 regional jets (discussed below), which are only configured in Hospitality Service). The Airbus A320 aircraft is a 140-seat, twin-engine aircraft. The twin-engine Airbus A319 offers 120 seats and is essentially a shortened version of the Airbus A320 aircraft with the same engines, operating systems and cockpit. The Airbus A321 is the largest narrowbody aircraft in the Airbus family with 166 seats. All of these narrowbody fleet types primarily serve Air Canada's domestic and transborder (Canada-United States) routes.

Regional Jet and Turboprop Aircraft (Air Canada and Jazz)

         At September 30, 2004, Air Canada operated 25 regional jet aircraft, and Jazz operated an additional 18 regional jet aircraft. Jazz also operated 72 turboprop aircraft. The Bombardier CRJ-200 is a 50-seat twin-engine regional jet aircraft used primarily to serve lower density markets on routes of less than 1,000 miles, as well as to serve larger markets at "off peak" times. These aircraft are also used in selected "point-to-point" markets, transborder markets, and to develop selected domestic markets. The BAE 146 aircraft, which is expected to be phased out by mid-2005, is a four engine regional jet aircraft used to serve lower density markets and larger markets at "off-peak" times. The de Havilland DHC-8 is a two engine turboprop aircraft used to serve smaller markets and to feed connecting traffic to Air Canada's hubs.

MANAGEMENT

         The following individuals are the officers of ACE and hold the position set forth opposite to their names:

Name and Municipality of Residence                           Position Held
----------------------------------                           -------------


Robert A. Milton........................................     Chairman, President and Chief Executive Officer
Westmount, Quebec

M. Robert Peterson......................................     Chief Financial Officer
Beaconsfield, Quebec

Sydney John Isaacs......................................     Senior vice President, Corporate Development and
Westmount, Quebec                                            Chief Legal Officer

Jack McLean ............................................     Controller
Winnipeg, Manitoba

Johanne Drapeau ........................................     Corporate Secretary
Outremont, Quebec

         Unless otherwise indicated below, each of the officers of ACE has held a similar occupation listed above with Air Canada for more than five years prior to September 30, 2004. From January 1, 2003 to November 12, 2004,
Mr. Isaacs was Senior Director, Mergers and Acquisitions, and Senior Director,
Restructuring of Air Canada. He was a consultant in business and corporate development at Air Canada from 2000 to 2002. Prior to that period he was a partner of Stikeman Elliott LLP.

         The following individuals are currently the officers of Air Canada and hold the position set forth opposite to their names:

Name and Municipality of Residence                           Position Held
----------------------------------                           -------------

William G. Bredt
Hudson Heights, Quebec..................................     Senior Vice President and Chief Operating Officer, Jazz

Montie R. Brewer
Hudson, Quebec..........................................     Executive Vice President, Commercial

Paul E. Brotto
Pointe-Claire, Quebec...................................     Executive Vice President, Planning & Cost Management

Duncan Dee
Ottawa, Ontario.........................................     Senior Vice President, Corporate Affairs

Johanne Drapeau
Outremont, Quebec.......................................     Corporate Secretary

Rupert J. Duchesne
Montreal, Quebec........................................     President and Chief Executive Officer,
                                                             Aeroplan

Yves Dufresne
Montreal, Quebec........................................     Vice President,
                                                             International, Alliances and Regulatory Affairs
Lise Fournel
Lachine, Quebec.........................................     President and Chief Executive Office, Destina.ca


Name and Municipality of Residence                           Position Held
----------------------------------                           -------------
Kevin C. Howlett
Delta, British Columbia.................................     Vice President, Employee Relations

Jack McLean
Winnipeg, Manitoba......................................     Controller

Robert A. Milton
Westmount, Quebec ......................................     President & Chief Executive Officer

Brad Moore
Kirkland, Quebec........................................     Vice President, Customer Experience - Airports

Claude Morin
Montreal, Quebec........................................     Vice President,
                                                             Cargo

Allister Paterson
Oakville, Ontario.......................................     President & Chief Operating Officer,
                                                             Air Canada Vacations

M. Robert Peterson
Beaconsfield, Quebec....................................     Executive Vice President & Chief Financial Officer

Danielle Poudrette
Verdun, Quebec..........................................     Vice President, Corporate Initiatives

Rob F. Reid
Oakville, Ontario.......................................     Senior Vice President,
                                                             Operations

Marc Rosenberg
Toronto, Ontario........................................     Vice President, Sales and Product Distribution

David Shapiro...........................................     Vice President, Sales and Market Distribution
Cote Saint-Luc, Quebec

Ben Smith
Toronto, Ontario........................................     Vice President, Planning

Steve Smith
Markham, Ontario........................................     Senior Vice President, Customer Experience

Susan Welscheid
Town of Mount Royal, Quebec.............................     Vice President, Customer Experience - Inflight Service


BOARD OF DIRECTORS OF ACE

         The members of the board of directors of ACE are as follows:

Name and Municipality
of Residence                              Principal Occupation                         Director Since
------------------------------           ---------------------------------------     -----------------------
Bernard Attali                            Country Advisor /                          September 30, 2004
Paris, France                             Texas Pacific Group France


Name and Municipality
of Residence                              Principal Occupation                         Director Since
------------------------------           ---------------------------------------     -----------------------

Robert E. Brown                           President and Chief Executive Officer      September 30, 2004
Montreal, Quebec                          CAE Inc.

Michael Green                             President - Operations                     September 30, 2004
Radnor, Pennsylvania                      Cerberus Capital Management, L.P.

George Hamilton                           Chief Executive Officer                    September 30, 2004
New Albany, Ohio                          Global Home Products, LLC

W. Brett Ingersoll                        Managing Director                          September 30, 2004
New York, New York                        Cerberus Capital Management L.P.

Pierre Marc Johnson                       Senior Counsel                             September 30, 2004
Montreal, Quebec                          Heenan Blaikie

Frank J. McKenna                          Counsel                                    September 30, 2004
Moncton, New Brunswick                    McInnes Cooper

John T. McLennan                          Corporate Director                         September 30, 2004
Mahone Bay, Nova Scotia

Robert A. Milton                          Chairman, President and Chief              June 29, 2004
Westmount, Quebec                         Executive Officer, ACE
                                          President and Chief Executive
                                          Officer, Air Canada

David I. Richardson                       Financial Consultant                       September 30, 2004
Grafton, Ontario

Marvin Yontef                             Senior Partner                             June 29, 2004
Toronto, Ontario                          Stikeman Elliott LLP
                                          (Barristers & Solicitors)


         Unless otherwise indicated below, each of the directors has held the occupation listed above for more than five years. Mr. Bernard Attali was Vice Chairman of Deutsche Bank Europe Investment Banking from 1999 to 2000. Mr. Robert E. Brown was Chairman of Air Canada from 2003 to 2004 and President and Chief Executive Officer of Bombardier from 1999 to 2002. Mr. George E. Hamilton was President, Anchor Hocking Specialty Glass of Newell Rubbermaid, Inc. from 1996 to 2001. Mr. W. Brett Ingersoll was a Partner at J.P. Morgan Partners from 1994 to 2002. Mr. John T. McLennan was Vice Chairman and Chief Executive Officer of AT&T Canada (which was renamed Allstream Inc.) from 2000 to 2004. Mr. David I. Richardson was Chairman, Ernst & Young Inc. and Senior Partner, Ernst & Young LLP (Canada) from 1987 to 2002.

EMPLOYEES

         As part of its restructuring process, the Corporation concluded new long-term collective agreements with all union groups which expire in 2009, except for two union groups located in the United Kingdom for which the collective agreements expire in 2006. These collective agreements provide that in 2006 (2004 for the two union groups located in the United Kingdom) union groups may renegotiate wage provisions that would be in effect for the remainder of the collective agreements. Any unresolved differences in the re-negotiation of their wage provisions will be resolved, as necessary, through mediation and arbitration. Additional agreements relating to the realization of labour costs reductions of $200 million and the "clean slate" treatment of grievances were concluded in May 2004.

         The implementation of the unionized workforce reduction plan emanating from the new collective agreements is expected to be substantially completed by the end of 2004. The implementation of the workforce reduction plan pertaining to the Corporation's non-unionized workforce began in May 2003 and is also expected to continue until the end of 2004. A significant reduction of full-time equivalent ("FTE") employees has been achieved through the implementation of these workforce reduction plans. As of April 30, 2004, the Corporation had an average of 32,761 FTE employees. During the first quarter of 2004, the Corporation had an average of 32,986 FTE employees, a 16% decrease from the first quarter of 2003, as shown in the table below.


                                                         FTE EMPLOYEES     FTE EMPLOYEES
                                                          1ST QUARTER       1ST QUARTER       AGREEMENT(S)
        EMPLOYEE GROUP                 UNION(1)              2004              2003            EXPIRY DATE

MAINLINE-RELATED
Management & Administrative
Support employees                        N/A                  3,580             4,760              N/A
Pilots                                   ACPA                 2,721             3,068            2009(2)
Flight Attendants                        CUPE                 5,956             6,744            2009(2)
Customer Sales & Service Agents          CAW/IBT              5,105             6,084            2009(2)
Ramp & Cargo Employees                   IAMAW                4,701             5,222            2009(2)
Technical Services Maintenance           IAMAW/other          5,332             6,883            2009(2)
Employees
U.K. unionized employees                 AMICUS/                716               840            2006
                                         TGWU
Other unionized employees                Various                655               810            2009
Other                                    n/a                    331               354            2009(2)
TOTAL MAINLINE-RELATED                                       29,097            34,765

Jazz and other subsidiaries
                                         Various              3,889             4,554

TOTAL CONSOLIDATED                                           32,986            39,319

__________________________
(1) ACPA: Air Canada Pilots' Association; CUPE: Canadian Union of Public Employees; CAW: National Automobile, Aerospace, Transportation and General Workers Union of Canada; IBT: International Brotherhood of Teamsters;
     IAMAW: International Association of Machinists and Aerospace Workers.
 (2) Although the collective agreements will only expire in 2009, wages may be the object of re-negotiations in 2006.


                              SELLING SHAREHOLDERS

         Pursuant to the Standby Purchase Agreement, Deutsche Bank acted as the standby purchaser under the rights offering of ACE which rights offering formed part of the Plan. As standby purchaser, Deutsche Bank had to purchase all of the unsubscribed shares of ACE under the rights offering. In accordance with the Standby Purchase Agreement, Deutsche Bank syndicated a portion of its rights to purchase shares of ACE to the other Selling Shareholders. Deutsche Bank and the other Selling Shareholders also received shares of ACE in compromise and settlement of their proven claims and upon subscriptions of rights as Creditors pursuant to the Plan.

         In accordance with the Standby Purchase Agreement, ACE and Deutsche Bank entered into the Registration Rights Agreement. This prospectus, pursuant to which the Selling Shareholders may resale the shares of ACE subscribed for under the rights offering and received in compromise of their claims pursuant to the Plan, has been prepared and filed in accordance with the terms of the Registration Rights Agreement.

         The following table gives information, as of November 12, 2004, concerning the Selling Shareholders' ownership of Variable Voting Shares and Voting Shares, based upon information provided to ACE by the Selling Shareholders. Of such shares, 9,829,339 Variable Voting Shares were issued to the Selling Shareholders on September 30, 2004 in connection with the Rights Offering for a subscription price per share of $21.50. See "Recent Developments - Rights Offering". The remaining portion of the shares were issued to the Selling Shareholders in compromise of their proven claims pursuant to the Plan and through the exercise of rights at $20.00 per share.

         The Selling Shareholders named below, and certain of their transferees, may, from time to time and as set forth herein during the two-year period that this prospectus, including any amendments thereto, remains valid, offer and sell pursuant to this prospectus any or all of the Offered Shares held by them. Since the Selling Shareholders may offer all or some of the Offered Shares from time to time, ACE cannot estimate the amount of Offered Shares that will be held by the Selling Shareholders upon the termination of this offering. The Selling Shareholders may have sold or transferred, in transactions exempt from the registration requirements of the 1933 Act, some or all of the Offered Shares since the date as of which information is presented in the table below.

         Only Selling Shareholders identified below who beneficially own the Offered Shares set forth opposite each such Selling Shareholders' name in the table below may sell such Offered Shares pursuant to this prospectus. Prior to any use of this prospectus in connection with an offering of the Offered Shares by any holder not identified below, this prospectus will be amended or supplemented, and the registration statement of which this prospectus forms a part will be amended by a post-effective amendment, as required, to set forth the name and aggregate amount of Offered Shares beneficially owned by the holder intending to sell such Offered Shares and the amount of Offered Shares to be offered.

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
                                                                            Percentage of
Selling                          Variable                                   Fully Diluted                  Shares
Shareholders                   Voting Shares          Voting Shares         Equity of ACE             which may be sold
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Deutsche Bank                     3,075,370                N/A                   3.042%                 2,136,020
Securities Inc.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------


--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Glencore Finance AG               1,877,921                N/A                   1.857%                  694,004
--------------------------- --------------------- ---------------------- ------------------------ ----------------------


--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Marathon Private Equity           1,272,032                N/A                   1.258%                 1,272,032
Fund I, LLC
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Marathon Special                  1,176,504                N/A                   1.164%                    Nil
Opportunity Master
Fund Ltd.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
                                                                            Percentage of
Selling                          Variable                                   Fully Diluted                  Shares
Shareholders                   Voting Shares          Voting Shares         Equity of Ace             which may be sold
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mason Capital, LP                  420,972                 N/A                   0.416%                  106,992
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Guggenheim Portfolio               159,043                 N/A                   0.087%                   87,497
Company X, LLC
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mason Capital, Ltd.                624,951                 N/A                   0.618%                   23,134
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Castlerigg Master                 1,609,787                N/A                   1.592%                  809,671
Investment Ltd.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Silver Point Capital               366,186                 N/A                   0.362%                  278,179
Fund, L.P.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Silver Point Capital               573,332                 N/A                   0.567%                  473,658
Offshore Fund, Ltd.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The Varde Fund, L.P.               203,684                 N/A                   0.201%                   41,978
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The Varde Fund V, L.P.             195,300                 N/A                   0.193%                   40,127
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The Varde Fund VI, L.P.             88,716                 N/A                   0.088%                   18,155
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The Varde Fund VI-A, L.P.          143,526                 N/A                   0.142%                   29,372
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The Varde Fund VII, L.P.           110,368                 N/A                   0.109%                   22,665
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The Varde Fund VII-A, L.P.          56,000                 N/A                   0.055%                   11,795
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
The VardeFund (Cayman)             365,117                 N/A                   0.361%                   75,975
Limited
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Varde Investment                   120,424                 N/A                   0.119%                   29,488
Partners, L.P.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Sphinx Distressed Fund SPC          54,356                 N/A                   0.054%                    9,714
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Zurich Institutional                49,985                 N/A                   0.049%                    9,829
Benchmarks Master Fund
Limited
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
                                                                            Percentage of
Selling                          Variable                                   Fully Diluted                  Shares
Shareholders                   Voting Shares          Voting Shares         Equity of Ace             which may be sold
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Shares Fund               2,252,670                 N/A                   2.228%                  683,040
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Qualified Fund            1,087,469                 N/A                   1.076%                  264,762
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Beacon Fund                 865,214                 N/A                   0.856%                   55,057
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Discovery Fund           1,198,373                 N/A                   1.185%                  311,075
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Shares Securities          549,648                 N/A                   0.544%                  136,025
Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Discovery                  101,664                 N/A                   0.101%                   22,995
Securities Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Beacon Fund                   N/A                 45,907                 0.045%                   17,165
(Canada)
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Discovery Fund                N/A                 12,898                 0.013%                    1,619
(Canada)
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Franklin Mutual Recovery          113,512                 N/A                   0.112%                   50,685
Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mutual Recovery Fund Ltd.          25,410                 N/A                   0.025%                    4,210
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Franklin Mutual Beacon            165,029                 N/A                   0.163%                   72,709
Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Franklin Mutual                       347                 N/A                   0.0003%                     Nil
Shares Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------


--------------------------- --------------------- ---------------------- ------------------------ ----------------------
QDRF Master Ltd.                2,469,950                 N/A                   2.443%                  283,385
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Quadrangle Debt                   301,571                 N/A                   0.298%                  121,450
Opportunities
Master Fund Ltd.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------


--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Axis RDO Ltd.                      51,692                 N/A                   0.051%                   25,736
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
HFR DS Performance Trust           54,817                 N/A                   0.054%                   24,664
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
                                                                            Percentage of
Selling                          Variable                                   Fully Diluted                  Shares
Shareholders                   Voting Shares          Voting Shares         Equity of Ace             which may be sold
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mellon HBV Master                 119,897                 N/A                   0.119%                   36,414
Leveraged Multi-
Strategy Fund LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Distressed Recovery                56,045                 N/A                   0.055%                   12,262
Master Fund LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mellon HBV Master Multi           509,337                  N/A                   0.504%                 147,473
Strategy Fund LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mellon HBV Master                 219,694                  N/A                   0.144%                 219,694
Rediscovered
Opportunities Fund LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mellon HBV Master                 212,872                  N/A                   0.211%                  63,066
European Event Driven
Fund LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Lyxor/Mellon HBV European          89,114                  N/A                   0.088%                  18,096
Event Driven Fund Ltd.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mellon HBV Master U.S.             75,774                  N/A                   0.075%                  10,053
Event Driven Fund LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Xavex Risk Arbitrage 3             37,665                  N/A                   0.037%                   9,310
Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Lyxor/Mellon HBV                  157,956                  N/A                   0.156%                    Nil
Rediscovered
Opportunities Fund Ltd.
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mellon HBV SPV LLC                797,934                  N/A                   0.789%                    Nil
--------------------------- --------------------- ---------------------- ------------------------ ----------------------


--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Mizuho International, plc       1,394,288                  N/A                   1.379%                 809,671
--------------------------- --------------------- ---------------------- ------------------------ ----------------------


--------------------------- --------------------- ---------------------- ------------------------ ----------------------
Greywolf Capital                  616,394                  N/A                   0.610%                 115,667
Partners II LP
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

--------------------------- --------------------- ---------------------- ------------------------ ----------------------
                                                                            Percentage of
Selling                          Variable                                   Fully Diluted                  Shares
Shareholders                   Voting Shares          Voting Shares         Equity of Ace             which may be sold
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

Greywolf Capital Partners         708,101                  N/A                   0.700%                 115,667
Overseas Fund
--------------------------- --------------------- ---------------------- ------------------------ ----------------------
TOTAL                          26,776,011               58,805                  26.542%               9,802,235
--------------------------- --------------------- ---------------------- ------------------------ ----------------------

                          CONSOLIDATED CAPITALIZATION

         The following table sets out the consolidated capitalization of ACE upon implementation of the Plan as at September 30, 2004.

LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND PREFERRED SHARES

GECC Exit Financing                                                $       569
Air Canada - Lufthansa Cooperation Agreement                                88
GECC Loans                                                                 121
Amex Financing                                                              55
Capital lease obligations                                                1,712
Conditional sales agreement and other                                      245
                                                                  --------------
Long-term debt and capital lease obligations(1)                          2,790

Convertible Preferred Shares(1)                                            127

SHAREHOLDERS' EQUITY (2)

ACE Variable Voting Shares and Voting Shares                             1,777
Convertible Preferred Shares                                               117
                                                                  --------------
                                                                         1,894
Adjustment to shareholders' equity(3)                                   (2,505)
TOTAL SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)                           (611)

TOTAL CAPITALIZATION                                               $     2,306


(1) Refer to Note 9 to the Consolidated Unaudited Statements of Operations and Retained Earnings (deficit) and Cash Flow of Air Canada and ACE for the three and nine month periods ended September 30, 2004 and September 30, 2003 and the Consolidated Unaudited Statement of Financial Position of Air Canada and ACE as at September 30, 2004 incorporated by reference in this prospectus for additional information. Debts denominated in any currency other than Canadian dollars have been converted to Canadian dollars based on foreign exchange rates as at September 30, 2004.
(2) ACE is continuing to finalize its valuation of assets and liabilities, primarily property and equipment, intangible assets and employee future benefit arrangement. Refer to Note 5 to the Consolidated Unaudited Statements of Operations and Retained Earnings (deficit) and Cash Flow of Air Canada and ACE for the three and nine month periods ended September 30, 2004 and September 30, 2003 and the Consolidated Unaudited Statement of Financial Position of Air Canada and ACE as at September 30, 2004 incorporated by reference in this prospectus for additional information.
(3) Under fresh start reporting, in situations where there is a negative balance in shareholders' equity after the comprehensive revaluation, share capital is disclosed at a nominal value and the balance is disclosed as a capital deficiency resulting from the financial reorganization.

                          DESCRIPTION OF SHARE CAPITAL

         The following summary describes the rights, privileges, restrictions and conditions that are attached to the Variable Voting Shares, the Voting Shares and the Preferred Shares.

VARIABLE VOTING SHARES

Voting

         The holders of the Variable Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of ACE, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA.

         The Variable Voting Shares may be held only by persons who are not Canadians and are entitled to one vote per Variable Voting Share unless (i) the number of Variable Voting Shares outstanding (including the Preferred Shares, on an as-converted basis), as a percentage of the total number of votes attaching to Voting Shares outstanding exceeds 25% or (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, on an as-converted basis) at any meeting exceeds 25% of the total number of votes that may be cast at such meeting. If either of the above noted thresholds would otherwise be surpassed at any time, the vote attached to each Variable Voting Share will decrease proportionately such that (i) the Variable Voting Shares as a class (including the Preferred Shares on an as-converted basis) do not carry more than 25% of the aggregate votes attached to all issued and outstanding voting shares of ACE and (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares on an as converted basis) at any meeting do not exceed 25 % of the votes that may be cast at such meeting.

Dividends

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE of any other class ranking senior to the Variable Voting Shares, the holders of the Variable Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of ACE properly applicable to the payment of dividends, any dividends declared and payable by ACE on the Variable Voting Shares and the Variable Voting Shares shall rank equally as to dividends on a share for share basis with the Voting Shares and the Preferred Shares participating on an as-converted basis. All dividends declared in any fiscal year of ACE shall be declared in equal or equivalent amounts per share on all Variable Voting Shares, Voting Shares and the Preferred Shares participating on an as-converted basis at the time outstanding, without preference or distinction.

Subdivision or Consolidation

         No subdivision or consolidation of the Variable Voting Shares or the Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Rights upon Liquidation, Dissolution or Winding-Up

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE ranking prior to the Variable Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding-up of ACE or other distribution of ACE's assets among its shareholders for the purpose of winding-up its affairs, the holders of the Variable Voting Shares and Voting Shares shall be entitled to receive the remaining property of ACE and shall be entitled to share equally, share for share, in all distributions of such assets.

Conversion

         Each issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of ACE or of the holder, if (i) such Variable Voting Share becomes held, beneficially owned and controlled, directly or indirectly, otherwise than by way of security only, by a Canadian; or (ii) the provisions contained in the CTA relating to foreign ownership restrictions are repealed and not replaced with other similar provisions.

         In the event that an offer is made to purchase Voting Shares and the offer is one which must, pursuant to applicable securities legislation or the rules of a stock exchange on which the Voting Shares are then listed, be made to all or substantially all the holders of the Voting Shares in a province of Canada to which the requirement applies, each Variable Voting Share shall become convertible at the option of the holder into one Voting Share that shall be subject to the offer at any time while the offer is in effect and until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Variable Voting Shares for the purpose of depositing the resulting Voting Shares in response to the offer and the transfer agent shall deposit the resulting Voting Shares on behalf of the shareholder.

         If the Voting Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the shareholder or are not taken up by the offeror or the offer is abandoned or withdrawn, the Voting Shares resulting from the conversion shall be re-converted automatically and without further act from ACE or the holder, into Variable Voting Shares.

         There shall be no right to convert the Variable Voting Shares into Voting Shares or to convert Voting Shares into Variable Voting Shares, except in accordance with the conversion procedure set forth in the ACE Articles of Arrangement.

Constraints on Ownership of Shares

         The Variable Voting Shares may only be held, beneficially owned or controlled, directly or indirectly, by persons who are not Canadians.

VOTING SHARES

Voting

         The holders of the Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of ACE (except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA) and each Voting Share shall confer the right to one vote in person or by proxy at all meetings of shareholders of ACE.

Dividends

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE of any other class ranking senior to the Voting Shares, the holders of the Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of ACE properly applicable to the payment of dividends, any dividends declared and payable by ACE on the Voting Shares and the Voting Shares shall rank equally as to dividends on a share for share basis with the Variable Voting Shares and the Preferred Shares participating on an as-converted basis and all dividends declared in any fiscal year of ACE shall be declared in equal or equivalent amounts per share on all Voting Shares, Variable Voting Shares and the Preferred Shares on an as-converted basis at the time outstanding, without preference or distinction.

Subdivision or Consolidation

         No subdivision or consolidation of the Voting Shares or the Variable Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Rights upon Liquidation, Dissolution or Winding-Up

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE ranking senior to the Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding-up of ACE or other distribution of ACE's assets among its shareholders for the purpose of winding-up its affairs, the holders of the Voting Shares and Variable Voting Shares shall be entitled to receive the remaining property of ACE and shall be entitled to share equally, share for share, in all distributions of such assets.

Conversion

         Unless the foreign ownership restrictions of the CTA are repealed and not replaced with other similar restrictions, an issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of ACE or the holder, if such Voting Share becomes held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by a person who is not a Canadian.

Constraints on Ownership of Shares

         The Voting Shares may only be held, beneficially owned and controlled, directly or indirectly, by Canadians.

PREFERRED SHARES

Voting

         The holders of Preferred Shares will be entitled to vote on an as-converted basis with the Variable Voting Shares and the Voting Shares and to the extent that they are held by Persons who are not Canadians they shall be subject to the same proportionate reduction in voting percentage as if, for voting purposes only, the Preferred Shares had been converted into Variable Voting Shares.

Participation

         The holders of Preferred Shares shall participate on an as-converted basis with the Variable Voting Shares and the Voting Shares with respect to all dividends, distributions, spin-off, subscription rights or other offers or rights made available to holders of Variable Voting Shares and the Voting Shares and any other similar transactions.

Liquidation Preference

         In the event of any liquidation, dissolution or winding-up of ACE (with each holder of the Preferred Shares being entitled to treat the occurrence of a merger, amalgamation, sale of all or substantially all of the assets of ACE or other similar transaction involving a change in control of ACE as a liquidation for these purposes), then the holders of the Preferred Shares shall be entitled to receive, prior to and in preference to the holders of Variable Voting Shares and the Voting Shares, an amount per Preferred Share equal to the Fully Accreted Value of such Preferred Shares, determined as of the date of such event. For the purposes of the terms of the Preferred Shares, "FULLY ACCRETED VALUE" means, with respect to each Preferred Share issued at Closing to the Equity Investor, as of any date, the initial purchase price of such Preferred Share, increased at a rate of 5% per annum, compounded semi-annually from the date of issuance of such Preferred Shares.

Optional Conversion

         The Preferred Shares shall be convertible at the option of the holders thereof at any time into Variable Voting Shares, if held by a non-Canadian, or into Voting Shares, if held by a Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. For the purposes of the terms of the Preferred Shares, "CONVERSION PRICE" is initially equal to 135% of the initial per share value attributed to the Variable Voting Shares and Voting Shares on Closing, being $20.00. The Conversion Price shall be adjusted automatically downward on the first anniversary of the date of issuance of the Preferred Shares to 130% of the subscription price, subject to (i) adjustment as described in "Mandatory Redemption/Conversion" below and (ii) customary public company antidilution protection for stock splits, stock dividends, subdivisions, combinations and similar transactions. There shall be no special adjustment for below-market or below Conversion Price issuances.

Mandatory Redemption/Conversion

         The holders of Preferred Shares shall be required to convert the Preferred Shares into Variable Voting Shares (if the Preferred Shares are not owned and controlled by a Canadian) or Voting Shares (if the Preferred Shares are owned and controlled by a Canadian), within 10 days after the seventh anniversary of the date of issuance of the Preferred Shares (the "INITIAL MANDATORY CONVERSION DATE") provided, however, that if the closing price of Variable Voting Shares or Voting Shares, as the case may be, does not exceed the Fully Accreted Value of a Preferred Share on at least 30 of the 100 trading days immediately prior to the Initial Mandatory Conversion Date then the holders thereof shall not be required to convert their Preferred Shares into Variable Voting Shares or Voting Shares, as the case may be, and on the Initial Mandatory Conversion Date the then-applicable Conversion Price shall automatically be reduced by 3.75%.

         In the event the Preferred Shares have not been converted on or prior to the Initial Mandatory Conversion Date, on each six month anniversary of the Initial Mandatory Conversion Date (each a "SUBSEQUENT MANDATORY CONVERSION DATE") until and including the 10 year anniversary of the date of issuance of the Preferred Shares (the "FINAL MATURITY DATE"), the Preferred Shares shall be subject to mandatory conversion within 10 days of any Subsequent Mandatory Conversion Date if, and only if, the closing price of Variable Voting Shares or Voting Shares, as the case may be, exceeds the Fully Accreted Value of a Preferred Share on at least 30 of the 100 trading days immediately prior to such Subsequent Mandatory Conversion Date and, if such threshold is not met, the then-applicable Conversion Price shall automatically be reduced by an additional 3.75% on each such Subsequent Mandatory Conversion Date. If the foregoing test is not met with respect to the Subsequent Mandatory Conversion Date that is the Final Maturity Date, the holders of Preferred Shares shall have the right to require ACE to redeem each of the Preferred Shares in cash on the Final Maturity Date at a per share redemption price equal to the Fully Accreted Value (as at the Final Maturity Date).

         Notwithstanding the foregoing, the Preferred Shares shall not be subject to mandatory conversion as described above unless the Variable Voting Shares and Voting Shares are then listed and posted on the TSX, and a registration statement, prospectus or similar offering document permitting the distribution and sale of such Variable Voting Shares and Voting Shares throughout Canada and/or the United States of America is then effective covering all of the Variable Voting Shares and Voting Shares into which the Preferred Shares are convertible at the time of such mandatory conversion.

Mandatory Conversion

         If at any time during (i) the period commencing on the date of issuance of the Preferred Shares and ending on and including the first anniversary thereof the closing price of the Variable Voting Shares or Voting Shares, as the case may be, for each of 30 consecutive trading days exceeds 200% of the then-applicable Conversion Price or (ii) any period after the first anniversary of the date of issuance of the Preferred Shares the closing price of the Variable Voting Shares or Voting Shares, as the case may be, for each of 30 consecutive trading days exceeds 175% of the then-applicable Conversion Price, and, in each case, if the Variable Voting Shares or Voting Shares are then listed and posted on the TSX and a registration statement, prospectus or other similar offering document permitting the distribution and sale of such Variable Voting Shares and Voting Shares throughout Canada and/or the United States of America is then effective covering all of the Variable Voting Shares and Voting Shares into which the Preferred Shares are convertible, then ACE may require the holders of Preferred Shares to convert the Preferred Shares into Variable Voting Shares, if the Preferred Shares are not owned by a Canadian, or Voting Shares, if the Preferred Shares are owned by a Canadian.

Organic Change

         With respect to any recapitalization, reorganization, reclassification, consolidation, amalgamation, arrangement, merger, sale of all or substantially all of ACE's assets to another person or other transaction which is effected in such a way that holders of Variable Voting Shares and Voting Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Variable Voting Shares or Voting Shares, as the case may be (each an "ORGANIC CHANGE") which includes a sale of all or substantially all of ACE's assets or where ACE is not the surviving entity, the holders of the Preferred Shares shall be entitled to cause ACE to either (i) require that the surviving entity or its publicly traded parent issue to the holders of Preferred Shares in exchange for such shares, a security of the surviving or publicly-traded parent entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having the same economic rights and preferences as the Preferred Shares and having a rank senior to all capital stock of such issuing entity or (ii) make appropriate adjustments contemporaneously to the rights attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by the terms of the Preferred Shares.

         With respect to any reorganization, amalgamation, arrangement, merger or other similar transaction that does not constitute an Organic Change, appropriate adjustments shall contemporaneously be made to the rights (including, without limitation, the conversion right) attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by the terms of the Preferred Shares.

Preemptive Rights

         If ACE proposes at any time after Closing to issue or sell any Variable Voting Shares or Voting Shares or other equity securities, rights, options, warrants or other convertible securities which represent rights to purchase Variable Voting Shares or Voting Shares, as the case may be, each holder of Preferred Shares shall be entitled to purchase a number of such Variable Voting Shares or Voting Shares, as the case may be, or other equity securities, rights, options, warrants or other convertible securities sufficient to allow such holder to maintain its proportionate equity ownership in ACE, on a fully-diluted basis at the level of such interest immediately prior to such issuance or sale, subject to exceptions for issuances under management and employee stock incentive plans approved by the board of directors of ACE.

                                USE OF PROCEEDS

         All of the Offered Shares are currently owned by the Selling Shareholders and, accordingly, the net proceeds from the sale of the Offered Shares will be received by the Selling Shareholders. ACE will not receive any of the proceeds from the sale of the Offered Shares.

                              PLAN OF DISTRIBUTION

         ACE is registering the Offered Shares covered by this prospectus to permit the Selling Shareholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. In accordance with the terms of the Registration Rights Agreement, all of the expenses from the offering, except for any fees, discounts and commissions payable to underwriters, selling brokers, dealer managers or similar persons, will be borne by ACE.

         ACE will not receive any of the proceeds from the offering of the Offered Shares by the Selling Shareholders. ACE has been advised by the Selling Shareholders that they may sell all or a portion of the Offered Shares beneficially owned by them and offered hereby from time to time:

         o      directly; or

         o through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent's commissions from the Selling Shareholders or from the purchasers of the Offered Shares for whom they may act as agent.

The Offered Shares may be sold from time to time in one or more transactions at:

         o      fixed prices;

         o      prevailing market prices at the time of sale;

         o      varying prices determined at the time of sale; or

         o      negotiated prices.

These prices will be determined by the Selling Shareholders or by agreement between the Selling Shareholders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the Selling Shareholders from the sale of the Offered Shares will be the purchase price of the Offered Shares less discounts and commissions, if any. The timing and amount of any sale are within the sole discretion of the Selling Shareholders.

         The sales described in the preceding paragraph may be effected in transactions:

         o on any securities exchange or quotation service on which the Offered Shares may be listed or quoted at the time of sale, including the TSX;

         o      in the over-the-counter market; or

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         Offered Shares may be distributed through put or call options transactions relating to the shares or through short sales of shares at market prices prevailing at the time of sale or at negotiated prices.

         To ACE's knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Offered Shares by the Selling Shareholders. Selling Shareholders may not sell any, or may not sell all, of the Offered Shares offered by them pursuant to this prospectus. In addition, there can be no assurance that a Selling Shareholder will not transfer, devise or gift the Offered Shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the 1933 Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the 1933 Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Offered Shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions.

         In order to comply with the securities laws of certain U.S. states, if applicable, the Offered Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain States, the Offered Shares may not be sold unless they are registered or qualified for sale in the State or an exemption from such registration or qualification is available.

         ACE is filing this prospectus pursuant to the Registration Rights Agreement to register the resale, from time to time, of the Offered Shares by Selling Shareholders under the 1933 Act. Under applicable Canadian securities laws, the Selling Shareholders may, subject to certain exceptions, sell the Offered Shares in Canada without the requirement to file a prospectus and, accordingly, this prospectus does not qualify the resale of the Offered Shares by the Selling Shareholders under applicable Canadian securities laws. The Offered Shares may be sold by the Selling Shareholders in Canada by private agreement, through the facilities of a stock exchange or otherwise at such prices and upon such terms and conditions to which the Selling Shareholders may agree in connection with such sales. The Selling Shareholders may purchase or sell securities of ACE in Canada by private agreement, through the facilities of a stock exchange or otherwise and at such prices and upon such terms and conditions to which they may agree in connection with such transactions and may, directly or indirectly, engage in hedging, short selling or market-making activities with respect to the securities of ACE in Canada to the extent permitted by applicable law.

         The Selling Shareholders and any other person participating in a distribution will be subject to the 1934 Act. The 1934 Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Variable Voting Shares or Voting Shares of ACE by the Selling Shareholders and any such other person. In addition, Regulation M of the 1934 Act may restrict the ability of any person engaged in the distribution of the Offered Shares to engage in market-making activities with respect to the Offered Shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the Offered Shares and the ability of any person or entity to engage in market-making activities with respect to the Offered Shares.

         Pursuant to the Registration Rights Agreement, ACE has agreed to indemnify each Selling Shareholder, and each Selling Shareholder has agreed to indemnify ACE, against specified liabilities arising under the 1933 Act.

         ACE will use its reasonable best efforts to keep the Registration Statement of which this prospectus is a part effective for a period of two years from the date of this prospectus.

         Purchasers of the Offered Shares who are Canadians will receive Voting Shares and those who are not Canadians will receive Variable Voting Shares. See "Description of Share Capital".

         At the time of ACE's initial public offering, Air Canada was considered the promoter of ACE by reason of its initiative in organizing the business and affairs of ACE. As Air Canada is not a promoter of ACE in connection with the resale of the Offered Shares by the Selling Shareholders under this prospectus, investors do not have a direct statutory right of action against Air Canada for a misrepresentation in this prospectus.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

         The following documents have been filed with the SEC as part of the Registration Statement (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) the consent of PricewaterhouseCoopers LLP; and (iii) the power of attorney from ACE's directors and officers.

                                 LEGAL MATTERS

         Certain matters of Canadian law relating to the Offered Shares will be passed upon, where required, by Stikeman Elliott LLP, on behalf of ACE. Certain matters of United States law relating to the Offered Shares will be passed upon, where required, by Skadden, Arps, Slate, Meagher & Flom LLP, on behalf of ACE.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

         The auditors of ACE are PricewaterhouseCoopers LLP.


         The Transfer Agent and registrar for the Variable Voting Shares and Voting Shares of ACE is CIBC Mellon Trust Company at its principal transfer offices in Montreal, Toronto, Vancouver, Calgary, Winnipeg and Halifax.

                                  RISK FACTORS

         THE PURCHASE OF THE OFFERED SHARES INVOLVES RISK, INCLUDING THE FOLLOWING RISKS WHICH PROSPECTIVE PURCHASERS SHOULD TAKE INTO CONSIDERATION WHEN MAKING A DECISION TO PURCHASE OFFERED SHARES.

         For a discussion of certain other possible risk factors, prospective purchasers should also refer to the sections respectively titled "Liquidity and Capital Resources" and "Risk Factors" in Management's Discussion and Analysis of Air Canada for the year ended December 31, 2003 which is incorporated by reference in this prospectus.

Competition

         The Corporation operates within a highly competitive industry. Over the past few years, Canadian low-cost airlines have completed a significant expansion in many of the Corporation's key domestic markets. WestJet, Air Canada's largest scheduled domestic competitor, expanded its domestic capacity from 20% in May 2003 to 23% in May 2004. During the third quarter of 2004, Jetsgo, a smaller carrier, increased its capacity by approximately 50% over the same period in 2003. As at September 30, 2004, WestJet's fleet comprised 53 B737 aircraft. During the third quarter of 2004, Jetsgo operated a fleet of 18 Boeing MD-83s and is gradually integrating an additional 18 Fokker 100s into its fleet. Several Canadian carriers have also entered or announced their intent to enter the transborder market. Specifically, Jetsgo operates flights to Florida, Las Vegas and New York. Canjet has flights to Florida, Chicago and New York. WestJet has introduced regular scheduled services to California, Florida, New York and Arizona. If these carriers are successful in their expansion in the domestic and transborder markets or if other carriers enter the Corporation's markets, this could have a material adverse effect on the Corporation's business, financial condition and results from operations.

         In addition, U.S. carriers currently operate routes in the Corporation's transborder market and, following the events of September 11, 2001, introduced numerous transborder non-stop services. If additional U.S. carriers were to enter the Corporation's transborder market, or if U.S. carriers were to introduce additional transborder services, this could have a material adverse effect on the Corporation's business, results from operations and financial condition.

         The Corporation also encounters substantial price competition. The expansion of low-cost carriers in recent years has resulted in a substantial increase in discount and promotional fares initiated by competitors. The decision to match competitors' fares to maintain passenger traffic results in reduced Yields which, in turn, could have an adverse effect on the Corporation's business, results from operations and financial condition. Furthermore, the Corporation's ability to reduce its fares in order to effectively compete with other carriers may be limited by government policies to encourage competition. Such government policies could have a material adverse effect on the Corporation's business, results from operations and financial condition.

Economic and Geopolitical Conditions

         Economic and geopolitical conditions have a significant impact on the demand for air transportation. Airline operating results are sensitive to the cyclical nature of the economy and political events. Airline fares and passenger demand have fluctuated significantly in the past and may fluctuate significantly in the future. The Corporation is not able to predict with certainty market conditions and the fares it will be able to charge. Customer expectations are changing rapidly and the demand for lower fares may limit revenue opportunities. An unsustained recovery in economic growth in North America as well as geopolitical instability in various areas of the world would have the effect of reducing demand for air travel in Canada and could materially adversely impact the Corporation's profitability. Any prolonged or significant weakness of the economy, or geopolitical instability in various parts of the world, could have a material adverse effect on the Corporation's business, results from operations and financial condition, especially given the Corporation's substantial fixed cost structure.

Fuel Costs

         Fuel costs represent a major portion of the Corporation's operating costs. Fuel prices fluctuate widely depending on international market conditions, geopolitical events and the Canada/U.S. dollar exchange rate. During 2003 and the three quarters of 2004, fuel prices remained at historically high levels. Should fuel prices continue to be at such high levels, these prices could have a material adverse impact on the Corporation's costs and profitability. Any prolonged increase in crude oil or fuel prices as a result of war, terrorist attacks, fuel shortage, geopolitical events or otherwise, could have a material adverse effect on the Corporation's business, results from operations and financial condition. In addition, the Corporation may be unable to hedge the risks associated with fluctuations of fuel prices. Based on 2003 volumes, a U.S. $1 per barrel movement in the average price of crude oil would have resulted in an approximate $28 million change in 2003 fuel expense for Air Canada, assuming flying capacity remained unchanged and that refining spreads between Western Texas intermediate crude oil and jet fuel as well as foreign exchange rates remained constant.

Terrorist Attacks

         The September 11, 2001 terrorist attacks and subsequent terrorist attacks, notably in the Middle East, Southeast Asia and Europe have caused uncertainty in the minds of the travelling public. The occurrence of a major terrorist attack (whether domestic or international and whether involving the Corporation or another carrier) could have a significantly adverse impact on passenger demand for air travel and on the number of passengers travelling on the Corporation's flights. It could also lead to a substantial increase in insurance and airport security costs. Any resulting reduction in passenger revenues and/or increases in insurance and security costs could have a material adverse impact on the Corporation's business, results from operations and financial condition.

SARS or Other Epidemic Diseases

         Further to the international outbreaks of SARS in 2003, the World Health Organization (the "WHO") issued, on April 23, 2003, a travel advisory, which was subsequently lifted on April 30, 2003, against non-essential travel to Toronto, Canada. The WHO travel advisory relating to Toronto and the international SARS outbreak had a significant unfavorable impact on passenger demand for air travel destinations served by Air Canada and on the number of passengers traveling on Air Canada's flights and resulted in a major negative impact on traffic on the entire network. A further outbreak of SARS or of another epidemic disease (whether domestic or international) or a further WHO travel advisory (whether relating to Canadian cities or regions or other cities, regions or countries) could have a significantly adverse impact on passenger demand for air travel and on the number of passengers travelling on the Corporation's flights. Any resulting reduction in traffic on the Corporation's network could have a material adverse impact on the Corporation's business, results from operations and financial condition.

Employee Relations

         Most of the Corporation's employees are unionized. New collective bargaining agreements were concluded in 2003 covering the Corporation's unionized employees and additional agreements were concluded in May 2004. These collective bargaining agreements are subject to expiry in the future and, if the Corporation is unable to renew these agreements as they become subject to renegotiation from time to time, this could result in work stoppages and other labour disturbances which could have a material adverse effect on the Corporation's business, results from operations and financial condition. In addition, labour problems at Star Alliance member carriers, including United Airlines, could result in lower demand for connecting traffic with the Corporation and, ultimately, could have a material adverse effect on the Corporation's business, results from operations and financial condition.

Pension Plans

         Canadian federal pension legislation requires that the funded status of registered pension plans be determined periodically on both a going concern basis (i.e., essentially assuming indefinite plan continuation) and a solvency basis (i.e., essentially assuming immediate plan termination). Although there would not ordinarily have been a requirement to file formal actuarial valuations on the majority of Air Canada's registered pension plans in 2003, the deterioration in their solvency position in 2002 triggered, in March 2003, a direction by OSFI to file such valuations by April 30, 2003. OSFI further directed that Air Canada remit to eight of the registered pension plans additional contributions beyond those recommended by the actuary in the last-filed valuations. Air Canada did not comply with such regulatory demand prior to April 1, 2003, the date upon which Air Canada filed for protection under the CCAA.

         The solvency liability is influenced primarily by long-term interest rates and by the investment return on plan assets. The interest rate used to calculate benefit obligations for solvency purposes is a prescribed rate derived from the interest rates on long-term Government of Canada bonds. In the current low interest rate environment, the calculation results in a higher present value of the pension obligations, leading to a larger unfunded solvency position.

         In May 2004, Air Canada and OSFI agreed on a protocol pursuant to which the solvency funding requirements for the Corporation's registered pension plans were relaxed retroactive to January 1, 2004. These requirements include lower solvency deficit amortization payments in 2004 and 2005. Even with the relaxed funding requirements, the Corporation will have to make substantial annual cash contributions, and the level of those contributions will increase in the event of poor pension fund investment performance and/or further declines in long-term Government of Canada bond rates.

Regulatory Matters

         The airline industry is subject to extensive Canadian and foreign government regulations relating to security, safety, licensing, competition and the environment. Additional laws and regulations may be proposed from time to time which could impose additional requirements or restrictions on airline operations. The implementation of additional limitations by governments, the Competition Tribunal or other governmental entities may have a material adverse effect on the Corporation's business, results from operations and financial condition. The Corporation cannot give any assurances that new regulations or revisions to the existing regulations, that could be materially adverse to the Corporation's business, results from operations and financial condition will not be adopted.

         In July 2000, the Government of Canada amended the CTA, the Competition Act and the Air Canada Public Participation Act (Canada) to address the competitive airline environment in Canada and ensure protection for consumers. This legislation increased the powers of the Canadian Transportation Agency with respect to pricing on non-competitive domestic routes, and domestic terms and conditions of carriage. In addition, this legislation included airline-specific provisions concerning "abuse of dominance" under the Competition Act.

         In February 2001, the Competition Bureau released for consultation draft guidelines outlining the approach it proposed to take in enforcing the airline-specific "abuse of dominance" provisions of the Competition Act. The guidelines described, among other things, how the Competition Bureau would calculate whether a carrier was operating or increasing capacity at fares that do not cover the avoidable costs of providing the services and uses of commissions, incentives, loyalty programs or corporate discounts that would be regarded as anti-competitive. The implementation of any of these limitations could have a material adverse effect on the Corporation's business, results from operations and financial condition. The guidelines have not been finalized, and their status is now unclear in light of the recent developments described below.

         In March 2001 the Commissioner of Competition brought an application under the "abuse of dominance" provisions of the Competition Act, seeking an order prohibiting Air Canada from charging fares on flights on certain routes in Eastern Canada if such fares would not cover the avoidable costs of such flights. By agreement of Air Canada and the Commissioner of Competition, the application was divided into two phases. Phase I was a technical exercise involving a review of all of Air Canada's costs over time a period from April 2000 to March 2001 and a determination of which of those cost items would be considered avoidable costs. The Competition Tribunal released its reasons on findings regarding Phase I on July 22, 2003, and adopted a broadly crafted avoidable cost test. The decision of the Competition Tribunal does not constitute a determination that Air Canada breached the Competition Act by abusing its dominant position, which is an issue that would have been determined in Phase II of the application. As described below, Phase II of the application will not proceed because the proceeding was terminated by the Commissioner of Competition with the agreement of Air Canada.

         In September 2004, the Competition Bureau published a letter describing the enforcement approach to be taken by the Competition Bureau to any new complaint made against a dominant domestic carrier in light of the changes in the airline industry that have occurred since 2000. Furthermore, the undertakings given by Air Canada in 1999 as a condition of its acquisition of Canadian Airlines have now been rescinded. More recently, on November 2, 2004, the Minister of Industry tabled amendments to the Competition Act which, if passed, would remove the airline-specific provisions from the Act.

         In light of these developments, and as part of the agreement to terminate the application to the Competition Tribunal, Air Canada determined that it would not appeal the Competition Tribunal's decision in Phase I of the application. The Competition Bureau has expressed its view that the principles established by the Competition Tribunal in Phase I of the application regarding the application of the avoidable cost test would be relevant for any future cases which may arise in similar circumstances. If the Commissioner of Competition commences inquiries or brings similar applications with respect to significant competitive domestic routes and such applications are successful, it could have a material adverse effect on the Corporation's business, results from operations and financial condition.

Third Party War Risk Insurance

         There is a risk that the Government of Canada may not continue to provide an indemnity for third party war risk liability coverage, which it is currently providing to the Corporation and certain other carriers in Canada. In the event that the Government of Canada does not continue to provide such indemnity, the Corporation and other industry participants would have to turn to the commercial insurance market to seek such coverage. Such coverage would cost the Corporation in excess of $20 million per year. Alternative solutions such as that envisioned by ICAO have not developed as planned, due to actions taken by other countries and the recent availability of commercial insurance. ICAO's plan is to set up a non-profit single purpose insurance company which would cover third party war liability in excess of U.S.$50 million. Initial support would be provided by various governments, with their respective contributions based on their ICAO contribution percentages. Airlines would pay a premium on a per passenger segment basis. The U.S. federal government has set up its own facility to provide war risk coverage to U.S. carriers, thus removing itself as a key component of the ICAO plan.

         Furthermore, the London aviation insurance has announced its intention to introduce a new standard war and terrorism exclusion clause to apply to aircraft hull, spares, passenger and third party liability policies, that will exclude claims caused by the hostile use of a dirty bomb, electromagnetic pulse device, or bio-chemical materials.

Casualty Losses

         Due to the nature of its business, the Corporation may be subject to liability claims arising out of accidents or disasters involving aircraft on which the Corporation's customers are travelling or involving aircraft of other carriers maintained or repaired by the Corporation, including claims for serious personal injury or death. Although the Corporation believes that it maintains adequate insurance in respect of such risks, there can be no assurance that such insurance coverage will be sufficient to cover one or more large claims. Additionally, any accident or disaster involving one of the Corporation's aircraft or an aircraft of another carrier maintained or repaired by the Corporation could significantly harm the Corporation's reputation for safety, which would have a material adverse effect on the Corporation's business, results from operations and financial condition.

Foreign Exchange

         The Corporation's financial results are sensitive to the changing value of the Canadian dollar. In particular, the Corporation has a significant annual net outflow of U.S. dollars and is affected by fluctuations in the Canada/U.S. dollar exchange rate. Each Cdn.$0.01 change in the Canada/U.S. dollar exchange rate would have an estimated $7.0 million impact on operating income. The Corporation incurs significant expenses in U.S. dollars for such items as fuel, aircraft rental charges, interest payments, debt servicing and computerized reservations system fees. A significant deterioration of the Canadian dollar relative to the U.S. dollar would increase the costs of the Corporation relative to its U.S. competitors and could have a material adverse effect on the Corporation's business, results from operations and financial condition. In addition, the Corporation may be unable to appropriately hedge the risks associated with fluctuations in exchange rates.

Seasonal Nature of the Business

         Air Canada has historically experienced considerably greater demand for its services in the second and third quarters of the calendar year and significantly lower demand in the first and fourth quarters of the calendar year. This demand pattern is principally a result of the high number of leisure travelers and their preference for travel during the spring and summer months. The Corporation has substantial fixed costs that do not meaningfully fluctuate with passenger demand in the short-term. Seasonably low passenger demand results in significantly lower operating cash flow and margins in the first and fourth quarters for each calendar year compared to the second and third quarters.

Star Alliance

         The strategic and commercial arrangements with Star Alliance members provide Air Canada with important benefits including Code-sharing, efficient connections and transfers, reciprocal participation in frequent flyer programs and use of airport lounges from the other members. Should a key member leave the Star Alliance or otherwise be unable to meet its obligations thereunder, this could have a material adverse impact on the Corporation's business, results from operations and financial condition.

GTAA

         On February 22, 2004, the Court ruled that the initial order dated April 1, 2003, pursuant to which Air Canada and certain of Air Canada's subsidiaries were granted relief pursuant to the CCAA, prohibited the GTAA from terminating agreements regarding the fixed preferential use of 14 contact gates at Pearson's Terminal 1 New. On April 29, 2004, Air Canada and the GTAA reached an agreement on a number of operational issues at Terminal 2. If the GTAA were to seek to alter such arrangements at Terminal 1 New, there can be no assurance that there would not be a material adverse effect on the Corporation's domestic operations at its Toronto hub.

Airport User Fees and Air Navigation Fees

         With the privatization of airports over the last several years in Canada, the new airport authorities have imposed significant increases in airport user fees. If airport authorities continue to increase their fees at the rate at which they have increased them in the recent past, this could negatively impact the Corporation's business, results from operations and financial condition.

         Similarly, if air navigation fees continue to increase at the rate at which they have increased in the recent past, this could negatively impact the Corporation's business, results from operations and financial condition.

Need for Additional Capital

        The Corporation is facing a number of challenges in its current business operations, including weak economic conditions, high fuel prices and increased competition from transborder and low-cost domestic carriers. The Corporation has addressed these issues, improved cash flows and rebuilt cash reserves through many initiatives including the implementation of its new product strategy, the establishment of a competitive cost structure and the raising of additional funds from financing transactions.

         There can be no assurance that the Corporation will continue to be able to obtain on a timely basis sufficient funds on terms acceptable to the Corporation to provide adequate liquidity and to finance the operating and capital expenditures necessary to implement its new business strategy if cash flow from operations and cash on hand are insufficient.

         Failure to generate additional funds, whether from operations or additional debt or equity financings, may require the Corporation to delay or abandon some or all of its anticipated expenditures or to modify its new business strategy, which could have a material adverse effect on the Corporation's business, results from operations and financial condition. Furthermore, the ability of competitors to raise money more easily and on less onerous terms could create a competitive disadvantage for the Corporation.

Adverse Consequences of Financial Leverage

         The new financing arrangements entered into by the Corporation contain restrictive covenants which affect and, in some cases, significantly limit or prohibit, among other things, the Corporation's ability to incur indebtedness, make prepayments of certain indebtedness, create liens, sell assets, make capital expenditures and engage in acquisitions, mergers, amalgamations and consolidations. In addition, the new financing arrangements require the Corporation to maintain certain financial ratios. Any future borrowings are also likely to be subject to covenants which limit the Corporation's operating and financial flexibility. If the Corporation fails to comply with the various covenants of its indebtedness, it will be in default under the terms thereof, which would permit holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness or agreements. In such circumstances, the lenders under the new financing arrangements could foreclose upon all or substantially all of the assets of the Corporation, which secure the obligations of the Corporation.

         The ability of the Corporation to make scheduled payments under their indebtedness will depend on, among other things, their future operating performance and their ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory, operational and other factors, many of which are beyond the Corporation's control.

Dependence on Subsidiaries

         The Corporation is a holding company with no material sources of income or assets of its own other than the interest that it has in its subsidiaries. The Corporation is entirely dependent on the operations and assets of its subsidiaries. Any possible declaration of dividends by the Corporation to its shareholders will be dependent on the ability of its subsidiaries to declare dividends or make other payments or advances to the Corporation. The ability of the Corporation's subsidiaries to make distributions or other payments or advances will be subject to applicable laws and regulations and contractual restrictions that may be contained in the instruments governing any indebtedness of those entities. In addition, any right of the Corporation to receive assets of its subsidiaries upon their liquidation or reorganization will be structurally subordinated to the prior claims of creditors of such subsidiaries.

                         WHERE YOU CAN FIND INFORMATION

         ACE is subject to continuous disclosure requirements of Canadian securities legislation and the TSX. Information filed by Air Canada or ACE with Canadian securities regulators and the TSX can be inspected at the offices of the Autorite des marches financiers, 800 Square Victoria, 22nd Floor, P.O. Box 246, Tour de la Bourse, Montreal, Quebec, H4Z 1G3 and at the TSX, 3rd Floor, 2 First Canadian Place, 130 King Street West, Toronto, Ontario M5X 1J2. Generally, such information is also available at www.sedar.com.

         ACE has filed the Registration Statement with the SEC with respect to the Variable Voting Shares to be offered by the Selling Shareholders. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information in the Registration Statement or the exhibits that are part of the Registration Statement.

         ACE is currently subject to certain of the informational requirements of the 1934 Act, and in accordance therewith, files reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. In addition, as foreign private issuer, ACE is exempt from the rules under the 1934 Act prescribing the furnishing and content of proxy statements, and their respective officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the 1934 Act.

         The Registration Statement of which this prospectus forms a part, including the exhibits thereto, as well as any reports and other information ACE has filed with the SEC may be inspected and copied at prescribed rates at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website (www.sec.gov) that contains the reports and other information that ACE files or furnishes electronically.

         ALL WEB ADDRESSES INCLUDED TO IN THIS PROSPECTUS ARE FOR INDICATIVE REFERENCES ONLY AND THE WEBSITE CONTENT FOUND AT SUCH WEB ADDRESSES IS NOT INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                    PART II
                         INFORMATION NOT REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS
                      -----------------------------------

Indemnification.
----------------

Section 124 of the Canada Business Corporation Act, as amended (the "CBCA"), provides as follows:

1. Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

2. Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

3. Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

                  (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

4. Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection
         (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

5. Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

                  (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

                  (b) fulfills the conditions set out in subsection (3).

6. Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

                  (a) in the individual's capacity as a director or officer of the corporation; or

                  (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

7. Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

8. Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

9. Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

         Subject to the limitations contained in the CBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer or as a member or an administrator, or an individual acting in a similar capacity, of another entity shall, from time to time, be indemnified by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity if (i) he acted honestly and in good faith and with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

         The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person's failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

         Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits.
--------

The following exhibits have been filed as part of the Registration Statement:

Exhibit
Number            Description
------            -----------

  4.1          Annual Information Form of Air Canada dated May 19, 2004.(1)
  4.2 Consolidated Audited Statements of Operations, Retained Earnings (deficit) and Cash Flows of Air Canada for the years ended December 31, 2003, 2002 and 2001 and the Consolidated Audited Statements of Financial Position of Air Canada as at December 31, 2003 and 2002.(1)
  4.3 Management's Discussion and Analysis of Air Canada for the year ended December 31, 2003.(1)
  4.4 Amended Consolidated Unaudited Statements of Operations and Retained Earnings (Deficit) and Cash Flow of Air Canada and the Registrant for the three and nine month periods ended September 30, 2004 and September 30, 2003 and the Consolidated Unaudited Statement of Financial Position of the Registrant as at September 30, 2004, including a reconciliation of such financial statements to U.S. generally accepted accounting principles in accordance with Item 18 of Form 20-F.(2)
  4.5 Management's Discussion and Analysis of the Registrant for the three-month period ended September 30, 2004.(3)
  4.6 Material Change Report of Air Canada dated January 14, 2004 relating to the drawing of Cdn$300 million from its DIP credit facility.(4)
  4.7 Reconciliation of Air Canada's Consolidated Audited Statements of Operations, Retained Earnings (deficit) and Cash Flows for the years ended December 31, 2001, 2002 and 2003 and the Consolidated Audited Statements of Financial Position as at December 31, 2003 and 2002 to United States generally accepted accounting principles in accordance with Item 18 of Form 20-F.(5)
  5.1          Consent of PricewaterhouseCoopers LLP.
  6.1          Powers of Attorney (included on page III-3 of this
               Registration Statement).
_______________
(1) Incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003, filed with the Commission on May 19, 2004.
(2) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 30, 2004.
(3) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 18, 2004
(4) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on June 30, 2004.
(5) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on June 29, 2004.

                                    PART III

                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
                 ---------------------------------------------

Item 1.  Undertaking.
         -----------

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.  Consent to Service of Process.
         -----------------------------

         Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.




                                     III-1

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Laurent, Quebec, Canada on December 1, 2004.


                                         ACE AVIATION HOLDINGS INC.


                                         By:  /s/ ROBERT A. MILTON
                                             --------------------------------
                                         Name:    Robert A. Milton
                                         Title:   Chief Executive Officer




                                     III-2

                               POWER OF ATTORNEY


         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of ACE Aviation Holdings Inc. whose signature appears below constitutes and appoints Robert A. Milton and M. Robert Peterson, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10, and any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 429 increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on December 1, 2004.


         Signature                                  Title
         ---------                                  -----


/s/ ROBERT A. MILTON                     Robert A. Milton
---------------------------              President, Chief Executive Officer
                                         and Director
                                         (Principal Executive Officer)


/s/ M. ROBERT PETERSON                   M. Robert Peterson
---------------------------              Chief Financial Officer
                                         (Principal Financial Officer and
                                         Principal Accounting Officer)


/s/ BERNARD ATTALI                       Bernard Attali
---------------------------              Director


/s/ ROBERT E. BROWN                      Robert E. Brown
---------------------------              Director


/s/ MICHAEL GREEN                        Michael Green
---------------------------              Director


/s/ GEORGE HAMILTON                      George Hamilton
---------------------------              Director


/s/ W. BRETT INGERSOLL                   W. Brett Ingersoll
---------------------------              Director


/s/ PIERRE MARC JOHNSON                  Pierre Marc Johnson
---------------------------              Director




                                     III-3

/s/  FRANK J. MCKENNA                    Frank J. McKenna
---------------------------              Director


/s/ JOHN T. MCLENNAN                     John T. McLennan
---------------------------              Director


/s/ DAVID I. RICHARDSON                  David I. Richardson
---------------------------              Director


/s/ MARVIN YONTEF                        Marvin Yontef
---------------------------              Director



                                     III-4

                           AUTHORIZED REPRESENTATIVE


         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ACE Aviation Holdings Inc. in the United States, in the City of Saint Laurent, Quebec, on December 1, 2004.


                                                   MAPLE LEAF HOLDINGS USA INC.
                                                   (Authorized Representative)


                                                    By: /s/ PAUL LETOURNEAU
                                                       -----------------------
                                                        Paul Letourneau
                                                        Secretary





                                     III-5

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number            Description
------            -----------

  4.1          Annual Information Form of Air Canada dated May 19, 2004.(1)
  4.2 Consolidated Audited Statements of Operations, Retained Earnings (deficit) and Cash Flows of Air Canada for the years ended December 31, 2003, 2002 and 2001 and the Consolidated Audited Statements of Financial Position of Air Canada as at December 31, 2003 and 2002.(1)
  4.3 Management's Discussion and Analysis of Air Canada for the year ended December 31, 2003.(1)
  4.4 Amended Consolidated Unaudited Statements of Operations and Retained Earnings (Deficit) and Cash Flow of Air Canada and the Registrant for the three and nine month periods ended September 30, 2004 and September 30, 2003 and the Consolidated Unaudited Statement of Financial Position of the Registrant as at September 30, 2004, including a reconciliation of such financial statements to U.S. generally accepted accounting principles in accordance with Item 18 of Form 20-F.(2)
  4.5 Management's Discussion and Analysis of the Registrant for the three-month period ended September 30, 2004.(3)
  4.6 Material Change Report of Air Canada dated January 14, 2004 relating to the drawing of Cdn$300 million from its DIP credit facility.(4)
  4.7 Reconciliation of Air Canada's Consolidated Audited Statements of Operations, Retained Earnings (deficit) and Cash Flows for the years ended December 31, 2001, 2002 and 2003 and the Consolidated Audited Statements of Financial Position as at December 31, 2003 and 2002 to United States generally accepted accounting principles in accordance with Item 18 of Form 20-F.(5)
  5.1          Consent of PricewaterhouseCoopers LLP.
  6.1          Powers of Attorney (included on page III-3 of this
               Registration Statement).
_______________
(1) Incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003, filed with the Commission on May 19, 2004.
(2) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 30, 2004.
(3) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on November 18, 2004.
(4) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on June 30, 2004.
(5) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on June 29, 2004.